Exhibit 4.4

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

HOLOGIC, INC.,

GRIFOLS DIAGNOSTIC SOLUTIONS INC.

and

GRIFOLS, S.A.

Dated as of December 14, 2016

i

(Continued)

(Continued)

Exhibit A	-	Collaboration Agreement
Exhibit B	-	Grant Deed

(Continued)

Page

Exhibit C	-	Intellectual Property License
Exhibit D	-	Supply Agreement
Exhibit E	-	Transition Services Agreement

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of December 14, 2016 (this “Agreement”), by and among Hologic, Inc., a Delaware corporation (the “Seller”), Grifols Diagnostic Solutions Inc., a Delaware corporation (the “Buyer”), and solely for the purposes of Section 5.16, Grifols, S.A., a company (sociedad anónima) organized under the laws of Spain (“Grifols”).

RECITALS

WHEREAS, certain Affiliates of the Seller and the Buyer have entered into that certain Restated Agreement, dated as of July 24, 2009, by and between Gen-Probe Incorporated and Grifols Diagnostic Solutions Inc. (as assignee of Novartis Vaccines and Diagnostics, Inc.) (as amended, the “Existing Collaboration Agreement”), pursuant to which the parties are jointly engaged in the development, manufacture, commercialization, marketing and sale of certain blood screening products;

WHEREAS, the Seller is engaged in the business of the development, manufacture and, pursuant to the Existing Collaboration Agreement, sale to the Buyer of Products in connection with nucleic acid probe-based testing in human blood, plasma, other blood products, human cells, organs or tissue intended for or associated with transfusion or transplantation (the “Business”);

WHEREAS, the parties wish to terminate the Existing Collaboration Agreement and the Buyer wishes to purchase substantially all of the assets of the Business and assume substantially all of the Liabilities of the Business from the Seller in order to permit it to, from and after the Closing, continue the Business; and

WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller the Transferred Assets, and in connection therewith the Buyer is willing to assume the Assumed Liabilities of the Seller relating thereto, all upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Certain Defined Terms.  For purposes of this Agreement:

“Accounting Principles” means the accounting principles, methods and practices set forth on Schedule 1.1(d).

“Action” means any claim, action, suit, audit, substantive inquiry, investigation, examination, notice of violation, arbitration or proceeding, in each case by or before any Governmental Authority and whether at Law or in equity.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For purposes of this definition, “Control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Affiliated Group” means any affiliated, consolidated, or unitary group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or non-U.S. Law.

“Ancillary Agreements” means the Assumption Agreement, the Bill of Sale, the Intellectual Property License, the Transition Services Agreement, the Grant Deed, the Collaboration Agreement and the Supply Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any successor Law, and the regulations and rules issued pursuant thereto (the “FCPA”), (ii) Laws of any country implementing the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or Laws of similar effect, and (iii) anti-money laundering Laws.

“Assumption Agreement” means an instrument of assignment and assumption in form reasonably satisfactory to the Buyer and the Seller pursuant to which the Seller shall assign to the Buyer and the Buyer shall assume the Assumed Liabilities.

“Bill of Sale” means a bill of sale in form reasonably satisfactory to the Buyer and the Seller transferring to the Buyer all of the tangible personal property owned or held by the Seller as of the Closing Date that is included in the Transferred Assets.

“Books and Records” means books and records, including, to the extent applicable, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, price lists, distribution lists, supplier lists, Regulatory Materials, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data, sales material and records, strategic plans, internal financial statements, marketing and promotional surveys and material and research, and intellectual property files relating to Intellectual Property within Seller’s possession or control.

“Business Books and Records” means any Books and Records of the Seller or its Affiliates that relate exclusively or primarily to the Business (and, in the case of Books and Records that relate to a business other than the Business, only the portion of such Books and Records that relates exclusively or primarily to the Business).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York or Barcelona, Spain.

“Business Employees” means the employees of the Seller or any of its Affiliates, in each case as set forth in Schedule 1.1(a).

“Buyer Material Adverse Effect” means any Effect that would prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code or Part 6 of Title I of ERISA, or any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collaboration Agreement” means the Collaboration Agreement to be entered into by the Seller and Grifols in substantially the form attached hereto as Exhibit A.

“Controlled” means, with respect to any Intellectual Property, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to convey ownership of, grant a license, sublicense or covenant-not-to-sue, as applicable, under such Intellectual Property, as provided for herein or in the Intellectual Property License, without violating the terms of any Contract or other arrangement with any third party.

“Contracts” means all legally binding contracts, leases, deeds, mortgages, licenses (including with respect to Intellectual Property), instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and other arrangements, whether written or oral.

“Copyrights” means original works of authorship in any medium of expression, whether or not published or copyrightable, all copyrights (whether registered, unregistered or arising by Law), including computer software and algorithms (including source code), programs and databases in any form, and all documentation and program architecture associated therewith, all registrations and applications therefor and all issuances, extensions and renewals of such registrations and applications throughout the world.

“Domain Names” means internet domain names, including all associated web addresses and URLs, in each case whether or not Marks, registered by any private registrar or Governmental Authority.

“Employee Plan” means each pension, welfare, retirement, disability, salary continuation, compensation, profit-sharing, deferred compensation, incentive, performance award, equity, phantom equity, individual employment, consulting, health, medical, dental, hospitalization, life insurance, bonus, commission, excess benefit, relocation, change in control, retention, mass layoff benefits, plant closing benefits, severance, termination, post-retirement compensation or benefit, vacation, paid time off, tuition assistance, scholarship, fringe-benefit, tax equalization or other benefit plan, agreement, policy, program, trust, fund or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which the Seller or any of its Affiliates or ERISA Affiliates maintained, sponsored, contributed to, or was required to be contributed to or has or may have any Liability (i) on behalf of for the benefit of any Business Employee or any spouse or dependent of such individual or (ii) with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability as a result of the transactions contemplated by this Agreement.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest, encroachment, conditional sale agreement, right of first refusal, right of first offer or other restriction of any kind, including any agreement to give any of the foregoing (other than those created under applicable securities laws or non-exclusive licenses outside of the Licensed Donor Screening Field).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person that is or would be deemed a “single employer” with the Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Excluded Taxes” means (i) all Liabilities of the Seller or any Affiliate of the Seller in respect of any Tax for any Tax period, (ii) all Liabilities for Taxes for any Pre-Closing Tax Period arising out of or relating to the Transferred Assets, the Assumed Liabilities or the operation or conduct of the Business (including any such Tax that is not due or assessed until after the Closing Date), (iii) any Liabilities of the Seller for the unpaid Taxes of any Person for any Pre-Closing Tax Period under Treasury regulations section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract, or otherwise, in each case, other than any Liabilities for Taxes that are assumed by the Buyer pursuant to Section 5.14, and (iv) any Liability for Taxes assumed by the Seller in Section 5.14.

“Extended Closing Date” means January 31, 2017.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Financing with respect to the transactions contemplated hereby.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States federal, state, local or other governmental or quasi-governmental, regulatory, self-regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, determination ruling, edict, arbitration or other award or decree of or by or with, or any settlement under the jurisdiction of, any Governmental Authority of competent jurisdiction.

“Grant Deed” means that certain deed of transfer evidencing the conveyance to the Buyer of the Transferred Real Property in substantially the form attached hereto as Exhibit B.

“Healthcare Laws” means any Law relating to patient care or human health and safety, including, as amended from time to time, any such Law pertaining to:  (i) the research, development, testing, production, manufacture, transfer, distribution, approval, labeling, marketing, pricing, third party reimbursement or sale of drugs, biological products and medical devices, including the United States Food, Drug, and Cosmetic Act and the United States Public Health Service Act; (ii) any federal health care program (as such term is defined in 42 U.S.C.     § 1320a-7b(f)), including those pertaining to providers of goods or services that are paid for by any federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act); (iii) transparency reports and reporting of certain financial relationships with health care providers, including the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h); (iv) any federal health care offenses (as such term is defined in 18 U.S.C. § 24(a)), and violations of, or conspiracies to violate 18 U.S.C.      §§ 287, 371, 664, 666, 669, 1001, 1027, 1035, 1341, 1347, 1343, 1518 and 1954; (v) the privacy and security of patient-identifying health care information, including the Health Insurance Portability and Accountability Act (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act; and (vi) all related rules and regulations of each of (i) through (v), and equivalent applicable Laws of other Governmental Authorities.

“Healthcare Regulatory Authority” means the FDA and any other federal, national, foreign or multinational governmental health regulatory agency or authority with jurisdiction over (i) the development, marketing, labeling, sale, distribution, use, handling and control, safety, efficacy, reliability, manufacturing, approval or licensing of any biologic, drug or medical device intended for human use, (ii) federal healthcare programs under which such products are purchased or (iii) the protection of personal health information.

“In-Bound Intellectual Property Licenses” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts by or through which other Persons, including the Seller or any Affiliate of the Seller, grant the Seller or its Affiliates exclusive or non-exclusive rights or interests in or to any Licensed Intellectual Property (excluding any license to the Seller or its Affiliate of commercially available off-the-shelf software).

“Indebtedness” means, with respect to any Person, (i) all indebtedness for borrowed money, including for the payment of principal, interest, penalties, fees or other liabilities, or for the deferred purchase price of assets or services, (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under capital lease obligations with respect to Excluded Assets, (iv) all Liabilities secured by any Encumbrance on any property or asset, to the extent not an Assumed Liability, (v) all obligations in respect of letters of credit, bonds, debentures or promissory notes related to the Retained Business, (vi) net obligations under interest rate or currency hedge, swap or similar agreements with respect to Excluded Assets and (vii) all Indebtedness of others secured by a Encumbrance on any Excluded Asset.

“Independent Accountants” means the office of an impartial internationally recognized accounting firm other than Seller’s accountants or Buyer’s accountants at the time, as may be mutually agreed by the Buyer and the Seller.

“Intellectual Property” means all intellectual property rights, all of the following and similar intangible property and related proprietary rights, interests and protections however arising, pursuant to the laws of the United States or any other jurisdiction in the world with respect to the following:  (i) Marks; (ii) Patents; (iii) Copyrights; (iv) Trade Secrets; (v) Domain Names, websites and web pages, and all content and data thereon or relating thereto, whether or not Copyrights; (vi) the right to prosecute, enforce, obtain damages relating to, settle or release any past, present or future infringement; and (vii) any similar or equivalent rights to any of the foregoing throughout the world.

“Intellectual Property License” means the intellectual property license to be entered into as of the Closing Date by and between the Seller and/or one or more of its Affiliates and the Buyer and/or one or more of its Affiliates in substantially the form attached hereto as Exhibit C, pursuant to which the Licensed Intellectual Property is licensed to the Buyer.

“Intellectual Property Registrations” means all Patents, Copyrights, Marks and Domain Names that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registrations and pending applications for any of the foregoing.

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories.

“Inventory Target” means $21,000,000.

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Key Agreement Amendment” means the agreement set forth on Schedule 1.1(b).

“Knowledge of the Seller” means the actual knowledge of the persons listed in Schedule 1.1(c) after reasonable inquiry.

“Law” means any statute, law, ordinance, treaty, regulation, rule, code, injunction, judgment, decree, Governmental Order or applicable other requirement or rule of law issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any indebtedness, obligation, liability, claim, suit, judgment, demand, loss, damage, deficiency, cost, expense, fee, fine, penalty, responsibility or obligation of any kind or nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, absolute, accrued, contingent or otherwise and whether due or to become due.

“Licensed Donor Screening Field” means the field of nucleic acid probe-based testing in human blood, plasma, other blood products or components, cells or other biological material intended for direct transfusion or other administration to humans, or for further manufacture.

“Licensed Intellectual Property” has the meaning set forth in the Intellectual Property License; provided, however, that the Secondary Patents (as defined in the Intellectual Property License) shall be deemed to be excluded from Licensed Intellectual Property for the purposes of the representations and warranties set forth in Article III.

“Licensed Transplantation Field” has the meaning set forth in the Intellectual Property License.

“Marks” means trademarks, service marks, trade names, certification marks, corporate names, brand names, logos, slogans, designs, and trade dress and any other indicia of goods and services, whether registered, unregistered or arising by Law, together with the goodwill connected with the use of or symbolized by, and all registrations, and applications to register any of the foregoing, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications throughout the world.

“Material Adverse Effect” means any state of facts, circumstance, condition, development, result, event, change, occurrence or effect (each, an “Effect”) that, individually or in combination with any other Effect, would or would reasonably be expected to (i) prevent, materially delay or impede the performance by the Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby; or (ii) have a material adverse effect on the business, condition (financial or otherwise, but excluding prospects of the Business), assets or results of operations of the Business, taken as a whole, other than any event, change, occurrence or effect arising out of or resulting from (A) general changes or developments in any of the industries in which the Business operates, (B) changes in global, national or regional political conditions (including any outbreak or escalation of hostilities or any acts of war or terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial markets, (C) natural disasters or calamities, (D) changes after the date hereof in any applicable Law, (E) any failure by the Business to meet its internal or published projections or forecasts of its revenues, earnings or other financial performance or results of operations (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition), (F) the announcement, pendency or consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including any termination of, reduction in or other negative impact on relationships or dealings, contractual or otherwise, with any suppliers, distributors, partners or employees of the Business, (G) any action taken by the Seller that is expressly required by this Agreement or the Ancillary Agreements, or (H) any action taken (or omitted to be taken) at the written request of the Buyer; provided, however, that any Effect arising out of or resulting from any change or event referred to in clause (A), (B), (C) or (D) may constitute, and be taken into account in determining the occurrence of, a Material Adverse Effect if such Effect has a disproportionate impact on the Business compared to any other companies that operate in the industries in which the Business operates.

“Molecular Detection Field” means nucleic acid probe-based testing for the detection, identification, quantification and/or monitoring of infectious agents or genetic material in humans, excluding the Licensed Donor Screening Field and the Licensed Transplantation Field.

“Out-Bound Intellectual Property Licenses” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts by or through which Seller or its Affiliates grants to other Persons, including Seller or any Affiliates of Seller, exclusive or non-exclusive rights or interests in or to any Licensed Intellectual Property.

“Patents” means (i) patents and patent applications (provisional and non-provisional) anywhere in the world, (ii) all divisionals, continuations, continuations in-part thereof, or any other patent application claiming priority, or entitled to claim priority, directly or indirectly to (a) any such patents or patent applications or (b) any patent or patent application from which such patents or patent applications claim, or is entitled to claim, direct or indirect priority, and (iii) all patents issuing on any of the foregoing anywhere in the world, together with all registrations, reissues, re-examinations, patents of addition, renewals, supplemental protection certificates or extensions of any of the foregoing anywhere in the world.

“Permits” means permits, licenses, franchises, approvals, certificates, consents, waivers, clearances, concessions, exemptions, orders, registrations, notices or other authorizations of, or similar rights issued by or obtained from or of, any Governmental Authority necessary for or used by the Seller and its Affiliates to operate the Business or for the ownership or use of the Transferred Assets (including Environmental Permits and Transferred Product Registrations).

“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller for a period greater than 60 days, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), and in each case, that are not, individually or in the aggregate, material to the Business, (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities (including the California Subdivision Map Act, to the extent the conveyance of Transferred Real Property shall be done in compliance therewith) that are not, individually or in the aggregate, material to the Business, that do not prohibit or interfere with the present use and operation of the Transferred Real Property, and (iv) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that are not, individually or in the aggregate, material to the Business, that do not prohibit or interfere with the current operation of the Transferred Real Property or that do not render title to the Transferred Real Property unmarketable.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Post-Closing Tax Period” means any Tax period ending after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning immediately after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Products” means products used in connection with nucleic acid probe-based testing in human blood, plasma or other blood products intended for direct transfusion or other administration to humans.

“Regulatory Materials” means, with respect to a Product: regulatory applications and submissions (and any supplements or amendments thereto) under applicable Healthcare Laws; any notifications, communications, correspondence, registrations, master files and/or other filings made to, received from or otherwise conducted with a Governmental Authority under applicable Healthcare Laws; records and other materials maintained to comply with applicable Healthcare Laws (e.g., regarding current good manufacturing practices and quality system regulations); and records that are necessary or advisable in order to obtain Transferred Product Registrations or other approvals from Governmental Authorities under applicable Healthcare Laws for research, development, testing, production, manufacturing, approval, labeling, marketing, transfer, distribution, pricing, third party reimbursement and sale of drugs, biological products or devices.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Restricted Period” means the period commencing on the Closing Date and terminating on the third anniversary of the Closing Date.

“Retained Business” means all businesses and operations of the Seller and its Affiliates other than the Business; provided, notwithstanding anything to the contrary herein, the Retained Business shall also include the Seller’s business relating to the Licensed Transplantation Field.

“Return” means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any related or supporting information filed or required to be filed with respect to the foregoing (such as any schedule or attachment thereto), and including any amendments thereof.

“Seller Partner” means any counterparty to a development, contract research, commercialization, manufacturing, distribution, sales, marketing, supply, consulting or other collaboration Contract with Seller or any Affiliate of the Seller.

“Straddle Period” means any Tax period beginning on or prior to and ending after the Closing Date.

“Subject Period” means the period commencing on the Closing Date and terminating on the fifth anniversary of the Closing Date.

“Supply Agreement” means the Supply Agreement to be entered into by the Seller and Grifols in substantially the form attached hereto as Exhibit D.

“Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority.

“Territory” means any country in the world.

“Title Company” means First American Title Insurance Company, or such other title insurance company reasonably acceptable to the Seller and the Buyer.

“Title Policy” means the ALTA owner’s policy of title insurance to be issued by Title Company in favor of the Buyer or its designee, insuring Buyer’s or its designee’s fee interest in each Transferred Real Property as of the Closing Date and/or any subsequent transfers in accordance with Section 5.19.

“Trade Secrets” means know-how, trade secret rights, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, data bases, techniques, concepts, ideas, formulas, patterns, compilations, compositions, manufacturing and production processes, programs, devices, technology, methods, technical data, procedures, designs, recordings, graphs, drawings, reports, analyses, customer lists, supplier lists, pricing and cost information, business and marketing plans and proposals and other proprietary or confidential information and all rights therein throughout the world.

“Transaction Expenses” means the aggregate amount of any and all fees and expenses, incurred by or on behalf of, or to be paid or reimbursed by, the Seller in connection with the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby and (ii) any payments related to any transaction bonus, discretionary bonus, change-of-control payment, success fee, retention payment, single-trigger severance payment, sale bonus, “stay-put” or other compensatory payments made or payable to any current or former employee, director or independent contractor of the Seller or any of its Affiliates pursuant to any Employee

Plan, other employee benefit plan of the Seller or any of its Affiliates or any agreement between the Seller or of its Affiliates and such Person, whether provided pursuant to an employment agreement or otherwise, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, including any withholding and employment Taxes associated therewith, and including any such payments that are due after the Closing (excluding, for the avoidance of doubt, any amounts payable in connection with arrangements entered into by the Buyer or any of its Affiliates).

“Transition Services Agreement” means the transition and reverse transition services agreement to be entered into as of the Closing Date by and between the Seller and/or one or more of its Affiliates and the Buyer and/or one or more of its Affiliates in substantially the form attached hereto as Exhibit E.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state and local Laws related to plant closings, relocations, mass layoffs and employment losses, in each case as amended from time to time.

Section 1.2            Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Acquisition Proposal	5.3(a)
Agreement	Preamble
Applicable Period	3.18(a)(i)
Assumed Liabilities	2.2(a)
Balance Sheet	3.5(a)
Balance Sheet Date	3.5(a)
Bankruptcy Exception	3.2
Basket Amount	7.5(b)(ii)
Business	Recitals
Buyer	Preamble
Buyer Indemnified Parties	7.2
Buyer Obligations	5.16(a)
Cap	7.5(b)(i)
Closing	2.4
Closing Date	2.4
Confidentiality Agreement	5.6(a)
Debt Commitment Letter	4.4(a)
Debt Financing	4.4(a)
Debt Financing Commitments	4.4(a)
Disclosure Schedules	Article III
Dispute Notice	2.3(b)(iii)
Effect	1.1
Environmental Laws	3.17(e)(i)
Environmental Permits	3.17(e)(ii)
Estimated Closing Statement	2.3(b)(i)

Definition	Location

Excluded Assets	2.1(b)
Excluded Liabilities	2.2(b)
Excluded Willow Court Assets	2.1(b)(iv)
Existing Collaboration Agreement	Recitals
Existing Grifols Liabilities	2.2
FCPA	1.1
Fee Letter	4.4(b)
Final Allocation Schedule	2.6(a)
Final Closing Statement	2.3(b)(v)
Financial Statements	3.5(a)
Financing	5.17
Fundamental Representations	7.1
Gibson Dunn	9.21
Grifols	Preamble
Hazardous Substances	3.17(e)(iii)
HSR Act	3.3(b)
Indemnified Party	7.4(a)
Indemnifying Party	7.4(a)
Initial Allocation Schedule	2.6(a)
Insurance Policies	3.13
Lenders	4.4(a)
Losses	7.2
Material Contracts	3.18(a)
Material Suppliers	3.12
Objection Period	2.6(b)
Post-Closing Claims	5.14(b)
Proposed Final Closing Statement	2.3(b)(ii)
Purchase Price	2.3(a)
Resolution Period	2.3(b)(iv)
Seller	Preamble
Seller Indemnified Parties	7.3
Shared Liabilities	2.2(c)(i)
Termination Date	8.1(c)
Third Party Claim	7.4(a)
Transferred Assets	2.1(a)
Transferred Contracts	2.1(a)(iii)
Transferred Employees	5.11(a)
Transferred Product Registrations	2.1(a)(vii)
Transferred Real Property	2.1(a)(iv)
Withholding Agent	2.8

ARTICLE II
PURCHASE AND SALE

Section 2.1            Purchase and Sale of the Transferred Assets; Excluded Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing:

(a)           The Seller shall, or shall cause its applicable Affiliates to, sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire, accept and pay for, free and clear of any Encumbrances (other than Permitted Encumbrances), all of the Seller’s and its Affiliates’ right, title and interest in, to and under the Transferred Assets.  The “Transferred Assets” consist of, in each case except as limited in the specific categories below and other than any such assets, properties and rights expressly identified as an Excluded Asset pursuant to Section 2.1(b) (including any Intellectual Property and any real property interests owned by the Seller or its Affiliates other than the Transferred Real Property), all assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired, that are used or held for use in connection with, the Business, which shall include, without limitation, the following:

(i)            all production lines, equipment, machinery, furniture, furnishings, leasehold improvements, parts, spare parts, vehicles and other tangible personal property owned by the Seller or its Affiliates physically located at or on the Transferred Real Property (whether or not exclusively or primarily related to the Business) as of the Closing Date, other than the Excluded Willow Court Assets;

(ii)           the production lines, equipment, machinery, furniture, furnishings, leasehold improvements, parts, spare parts, vehicles, computing hardware (including personal computers, file servers, printers and networking equipment) and other tangible personal property owned by the Seller or its Affiliates physically located at or on real property owned by the Seller or its Affiliates other than the Transferred Real Property, as set forth on Schedule 2.1(a)(ii);

(iii)          all Contracts, purchase orders, proposals or bids exclusively or primarily related to the Business, including those listed in Schedule 2.1(a)(iii) (the “Transferred Contracts”), and all rights (including rights of recovery and rights of set-off), privileges, claims, causes of action and demands under any of the Transferred Contracts;

(iv)          all real property, leaseholds and other interests in real property listed on Schedule 2.1(a)(iv), together in each case with the Seller’s (or its applicable Affiliate’s) right, title and interest in and to all structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances relating to the foregoing (the “Transferred Real Property”);

(v)           all raw materials, work-in-progress, finished goods, supplies, packaging materials and other Inventories or consumables owned by the Seller allocated for use in the Business in the Seller’s financial statements and included in the calculation of Inventory in accordance with Section 2.3, which allocation shall be made in a manner consistent with the methodologies historically used by the Seller in the preparation of its financial statements for October 2016 and November 2016;

(vi)          all Permits, franchises, orders, variances and Tax abatements used exclusively or primarily in the Business, but only to the extent they may be transferred under applicable Law;

(vii)         the approvals, marketing authorizations, licenses, and registrations of any Governmental Authority necessary to commercially manufacture, distribute or sell any Products and used exclusively or primarily in the Business as set forth on Schedule 2.1(a)(vii) (the “Transferred Product Registrations”);

(viii)        all goodwill and going concern value and other intangible assets relating to the Business;

(ix)          all Business Books and Records (including, with prior written consent of the applicable Transferred Employee, any personnel files and employee records related to such Transferred Employee);

(x)           all credits, prepaid expenses, customer deposits and security deposits allocated to the Business in the Seller’s financial statements, which allocation shall be made in a manner consistent with the methodologies historically used by the Seller in the preparation of its financial statements for October 2016 and November 2016;

(xi)          all rights to causes of action, lawsuits, judgments, claims and demands of any nature in favor of the Seller or its Affiliates, including all rights under all guarantees, warranties, indemnities and similar rights in favor of the Seller or its Affiliates, in each case, to the extent relating exclusively or primarily to the Business or the Transferred Assets;

(xii)         all rights to recovery under the insurance policies with respect to or relating to the Assumed Liabilities (but not, for the avoidance of doubt, the insurance policies themselves) as and to the extent provided in Section 5.14(b);

(xiii)        all computing hardware, including personal computers, file servers, printers and networking equipment located at the Transferred Real Property;

(xiv)        all rights, claims and benefits in, to or under, any and all confidentiality, non-disclosure, inventions or secrecy agreements with any Transferred Employee;

(xv)         the equipment, molds and related assets of the Business used or held for use pursuant to the Supply Agreement, dated as of July 28, 2014, by and between the Seller and Tech Group North America, Inc.;

(xvi)        the assets used in the Business set forth in Schedule 2.1(a)(xvi); and

(xvii)       any other asset to the extent related exclusively or primarily to, used exclusively or primarily in or held for use exclusively or primarily in the Business.

If any assets or rights of the Business (other than Excluded Assets) within the descriptions of clauses (i) through (xvii) above are owned by any Affiliate of the Seller, and such items are included within the term “Transferred Assets,” then Seller shall cause each such Affiliate, at the Closing, to convey such Transferred Assets to Buyer, in accordance with the provisions hereof.

(b)           Notwithstanding anything to the contrary set forth herein, the Seller shall not transfer, and the Buyer is not purchasing hereunder any assets of the Seller and its Affiliates other than the Transferred Assets, including any Excluded Assets.  “Excluded Assets” means all assets of the Seller and its Affiliates, including:

(i)            all cash, cash equivalents and marketable securities;

(ii)           any and all equity interests in any Person;

(iii)          all accounts receivable, notes receivable and other receivables due to the Seller or any of its Affiliates, including such assets that arise out of the operation of the Business, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;

(iv)          the personal property located at or on the Transferred Real Property set forth on Schedule 2.1(b)(iv) (the “Excluded Willow Court Assets”);

(v)           the assets relating to or used in the Business and set forth on Schedule 2.1(b)(v);

(vi)          corporate books and records of internal corporate proceedings, Tax records, accounting records, work papers, internal reports and books, other than the Business Books and Records;

(vii)         other than as expressly provided for in Section 2.1(a)(xii), insurance policies and rights, claims or causes of action under such policies;

(viii)        any interest in or right to any refund of Taxes relating to the Business, the Transferred Assets or the Assumed Liabilities for, or applicable to, any taxable period (or portion thereof) ending on or prior to the Closing Date;

(ix)          all claims, deposits, pre-payments, refunds, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment relating to any Excluded Taxes;

(x)           all Intellectual Property;

(xi)          any real property interests that are owned by the Seller or its Affiliates other than the Transferred Real Property;

(xii)         all assets related to, used or held for use in the Retained Business that are not (A) Transferred Assets or (B) tangible personal property located at the Transferred Real Property as of the Closing Date;

(xiii)        all rights, claims and causes of action relating to any Excluded Asset or Excluded Liability; and

(xiv)        all rights of the Seller under this Agreement (including any amounts due to the Seller and its Affiliates pursuant to the Existing Collaboration Agreement as set forth in Section 5.5(b) hereof) and the Ancillary Agreements.

Section 2.2            Assumed Liabilities; Excluded Liabilities.  Upon the terms and subject to the conditions of this Agreement, at the Closing:

(a)           The Buyer shall assume and pay, discharge, perform or otherwise satisfy the Assumed Liabilities.  “Assumed Liabilities” means all Liabilities and obligations of any kind and nature, whether known or unknown, express or implied, primarily or secondarily, direct or indirect, absolute, accrued, contingent or otherwise and whether due or to become due, whether arising prior to or following the Closing Date, of the Seller and its Affiliates relating to the Business or the Transferred Assets, other than the Excluded Liabilities, including:

(i)            all Liabilities under the Transferred Contracts, including all warranty, customer or other claims;

(ii)           all Existing Grifols Liabilities;

(iii)          all Liabilities in connection with, arising out of or relating to the conduct or operation of the Business or the ownership or use of the Transferred Assets, except to the extent the Seller has indemnification obligations under this Agreement or the Ancillary Agreements;

(iv)          all Taxes allocated to the Buyer pursuant to Section 5.13;

(v)           all Taxes (other than any Taxes allocated to the Seller pursuant to Section 5.13) attributable to the operation of the Business or the ownership or use of the Transferred Assets with respect to or attributable to any Post-Closing Tax Period, as well as any such sales and use Taxes attributable to the operation of the Business or the ownership or use of the Transferred Assets with respect to or attributable to any Post-Closing Tax Period;

(vi)          all Liabilities arising in connection with the Business or the Transferred Assets arising from facts, circumstances or events after the Closing Date;

(vii)         the Liabilities set forth in Schedule 2.2(a)(vii); and

(viii)        all Liabilities of the Buyer and its Affiliates under this Agreement and the Ancillary Agreements.

The Buyer shall, and shall cause each applicable Affiliate to, pay and satisfy in due course all Liabilities of the Buyer or its Affiliates (including the Assumed Liabilities) and shall indemnify, subject to and in accordance with Article VII hereof, the Seller and its Affiliates against any Losses arising from all Liabilities of the Buyer or any of its Affiliates (including the Assumed Liabilities).

(b)           Notwithstanding anything to the contrary set forth herein, the Seller shall not transfer, and the Buyer is not assuming hereunder, any Liabilities of the Seller or its Affiliates other than the Assumed Liabilities, including any Excluded Liabilities.  The Seller shall, and shall cause each applicable Affiliate to, pay and satisfy in due course all Liabilities of the Seller or its Affiliates (including the Excluded Liabilities) and shall indemnify, subject to and in accordance with Article VII hereof, the Buyer and its Affiliates against any Losses arising from all Liabilities of the Seller or any of its Affiliates (including the Excluded Liabilities).  “Excluded Liabilities” means all Liabilities of the Seller and its Affiliates other than those specifically listed or described in Section 2.2(a), including the following:

(i)            all Indebtedness;

(ii)           all accounts payable, notes payable and accrued expenses, including such Liabilities that arise out of the operation of the Business, together with any interest or fees thereon or other amounts due with respect thereto;

(iii)          except as otherwise agreed in this Agreement, all Liabilities with respect to compensation, employee benefits, any Employee Plan or other employee benefit plan of the Seller or any of its Affiliates (including the operation or administration thereof) or any other Liability owed to, or in respect of, any current or former employees, directors, agents, independent contractors or other service providers of the Seller or any of its Affiliates or ERISA Affiliates (or the beneficiaries or dependents thereof), whether or not Transferred Employees, that arise out of or relate to the employment or service provider relationship between the Seller or its Affiliates or ERISA Affiliates; but in each case excluding Liabilities relating to services performed after the Closing Date by Transferred Employees (or the beneficiaries or dependents thereof) or by directors, agents, independent contractors or other service providers, engaged by the Buyer or any of its Affiliates, which shall, for the avoidance of doubt, be Assumed Liabilities;

(iv)          all Liabilities arising out of or relating to the conduct or operation of the Retained Business or the ownership or use of the Excluded Assets;

(v)           any Liability relating to Transaction Expenses;

(vi)          all Liabilities related to, based on or arising from any of the matters set forth in Schedule 2.2(b)(vi);

(vii)         any Excluded Taxes; and

(viii)        all Liabilities of the Seller and its Affiliates under this Agreement and the Ancillary Agreements.

Notwithstanding anything contained in this Section 2.2 to the contrary, (A) the responsibility for Liabilities that (1) are, but for this sentence, Excluded Liabilities, (2) arose primarily from facts, circumstances or events prior to or on the Closing Date, and (3) are expressly subject to the Existing Collaboration Agreement shall be allocated among, and assumed by, the parties in the same manner as such Liabilities are currently allocated under the Existing Collaboration Agreement (any such Excluded Liabilities allocated to the Buyer, the “Existing Grifols Liabilities”), and (B) all other Liabilities relating to the Business arising primarily from facts, circumstances or events after the Closing Date shall be the sole responsibility of the Buyer.

(c)           Notwithstanding anything contained in this Section 2.2 or elsewhere in this Agreement to the contrary (other than, for the avoidance doubt, with respect to the Liabilities described in Section 2.2(b)(vi), which shall be Excluded Liabilities):

(i)            with respect to Liabilities that are, but for this Section 2.2(c), deemed to be both (A) Assumed Liabilities pursuant to Section 2.2(a) hereof and (B) Excluded Liabilities pursuant to Section 2.2(b) hereof (such Liabilities, the “Shared Liabilities”), the parties shall seek any applicable recoveries under all insurance policies covering any such Shared Liabilities, and apply such recovery (net of expenses, deductibles, self-retention or other amounts), prior to seeking payment directly from the other party;

(ii)           to the extent the proceeds of the insurance policies described in Section 2.2(c)(i) are insufficient to fully satisfy a Shared Liability, the responsibility for the remaining portion of such Shared Liability shall be allocated among, and assumed by, the parties in good faith, on an equitable basis, based upon and to the extent that the underlying assets to which such Liabilities relate or arise from are Transferred Assets or Excluded Assets; and

(iii)          with respect to the Liabilities reflected on Schedule 2.2(c), the responsibility for such Shared Liability shall be allocated as set forth in Schedule 2.2(c).

For the avoidance of doubt, the matters for which indemnification is available pursuant to Sections 7.2(a), 7.2(b), 7.2(c), 7.3(a), 7.3(b) and 7.3(c) shall not constitute Shared Liabilities.

Section 2.3            Payment of Purchase Price; Estimated Closing Statement and Purchase Price Adjustment.

(a)           Payment of Purchase Price.  In consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to the Buyer, at the Closing, the Buyer shall (a) pay to the Seller, by wire transfer to a bank account designated in writing by the Seller to the Buyer at least two Business Days prior to the Closing Date, an amount equal to (i) $1,850,000,000 (the “Purchase Price”) in cash in immediately available funds in United States dollars plus (ii) the amount, if any, by which the Inventory set forth in the Estimated Closing Statement exceeds the Inventory Target, or less (iii) the absolute value of the amount, if any, by which the Inventory set forth in the Estimated Closing Statement is less than the Inventory Target (using the estimates and calculations set forth in the Estimated Closing Statement), and (b) assume the Assumed Liabilities.  In addition, on the Closing Date the Buyer shall pay to the Seller the balance of any accounts receivable or other amounts payable by Grifols or its Affiliates pursuant to Section 5.5(b).

(b)           Estimated Closing Statement; Purchase Price Adjustment.

(i)            Estimated Closing Statement.  No later than three Business Days prior to the anticipated Closing Date, the Seller will prepare in good faith and provide to the Buyer a written statement setting forth in reasonable detail its good faith estimate of the Inventory (the “Estimated Closing Statement”) and reasonably detailed supporting documentation.  The calculations and estimates set forth in the Estimated Closing Statement will be prepared in accordance with the Accounting Principles.  After delivery of the Estimated Closing Statement, the Seller will afford the Buyer and its Representatives with reasonable access on reasonable advance notice and during normal business hours to the Business Books and Records related to the preparation of the Estimated Closing Statement, provided that such actions do not unreasonably interfere with the operations of the Business or the Seller’s Retained Business.

(ii)           Proposed Final Closing Statement.  No later than 90 calendar days after the Closing Date, the Buyer will prepare or cause to be prepared, and will provide to the Seller, a written statement setting forth in reasonable detail its proposed final determination of the Inventory (the “Proposed Final Closing Statement”) and reasonably detailed supporting documentation.  The Proposed Final Closing Statement will be prepared in accordance with the Accounting Principles.  After delivery of the Proposed Final Closing Statement, the Buyer will afford the Seller and its Representatives with reasonable access on reasonable advance notice and during normal business hours to the Business Books and Records related to the preparation of the Proposed Final Closing Statement, provided that such actions do not unreasonably interfere with the operations of the Business.

(iii)          Dispute Notice.  The Proposed Final Closing Statement (and the proposed final determination of the Inventory reflected thereon) will be final, conclusive and binding on the parties unless the Seller provides a written notice (a “Dispute Notice”) to the Buyer no later than the 30th Business Day after the delivery to the Seller of the Proposed Final Closing Statement.  Any Dispute Notice shall set forth in reasonable detail (i) any item on the Proposed Final Closing Statement which the Seller believes has not been prepared in accordance with this Agreement and the Seller’s proposed changes to the amount of such item and (ii) the Seller’s alternative calculation of the disputed item, and in each case, with reasonably detailed supporting documentation.  Any item or amount to which no dispute is raised in the Dispute Notice or of which the Seller has accepted in writing to the Buyer will be final, conclusive and binding on the parties on such 30th Business Day.

(iv)          Resolution of Disputes.  If a Dispute Notice is timely delivered to the Buyer, then the Buyer and the Seller will, during the 30 calendar days immediately following receipt of the Dispute Notice by the Buyer (the “Resolution Period”), attempt to promptly resolve the matters raised in any Dispute Notice in good faith.  Any resolution by the Seller and the Buyer during the Resolution Period as to any disputed amounts will be final, binding and conclusive.  If the Seller and the Buyer do not resolve all disputed items on the Proposed Final Closing Statement by the end of the Resolution Period, the parties will submit the disputed items to the Independent Accountants.  The Independent Accountants will promptly review only those unresolved items set forth and objected to in the Dispute Notice, provided that each party will be afforded an opportunity to submit a written statement in favor of its position and to advocate for its position orally before the Independent Accountants.

(v)           The Independent Accountants will have no authority to make any adjustments to any amounts other than unresolved items and amounts specifically set forth and objected to in the Dispute Notice.  In addition, in resolving any such disputed item, the Independent Accountants (i) shall be bound by the provisions of this Section 2.3(b), (ii) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value for such item claimed by either the Buyer or the Seller, (iii) may consider only the written and oral presentations of the Buyer and the Seller in resolving any matter which is in dispute and (iv) shall render its decision in writing setting forth in reasonable detail the basis upon which its decision was made within 30 days after the disputed items have been submitted to it.  The Independent Accountants’ decision shall be conclusive and binding upon each of the parties, and the Proposed Final Closing Statement shall be modified to reflect such resolution.  As used herein, the Proposed Final Closing Statement, as adjusted to reflect any changes agreed to by the parties and the decision of the Independent Accountants is referred to herein as the “Final Closing Statement.”  Each of the parties agrees to cooperate with the Independent Accountants (including by executing a customary engagement letter reasonably acceptable to it) and to direct the Independent Accountants to resolve any such dispute as soon as practicable after the commencement of the engagement of the Independent Accountants.

(vi)          The Independent Accountants shall allocate its fees, costs and expenses between Buyer, on the one hand, and Seller, on the other hand, in inverse proportion as they may prevail on the merits (i.e., based upon the percentage which the portion of the contested amount not awarded to each such party bears to the amount actually contested by such party).

(vii)         Purchase Price Adjustment.  If the Inventory (as finally determined pursuant to this Section 2.3(b) and as set forth in the Final Closing Statement) is (i) greater than the Inventory as set forth in the Estimated Closing Statement, the Buyer shall pay, or cause to be paid, to the Seller the difference between such amounts, or (ii) less than the Inventory as set forth in the Estimated Closing Statement, the Seller shall pay, or cause to be paid, to the Buyer the difference between such amounts.

Section 2.4            Closing.  The sale and purchase of the Transferred Assets, and the assumption of the Assumed Liabilities, shall take place at a closing (the “Closing”) to be held at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York, at 10:00 a.m., Eastern time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VI (other than such conditions as may, by their nature, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing; provided that (i) unless otherwise agreed by the Buyer, the Closing shall occur no earlier than the Extended Closing Date, and (ii) if the Closing is delayed pursuant to clause (i), then from and after the second Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than such conditions as may, by their nature, only be satisfied at the Closing or on the Closing Date), the Buyer shall no longer have the right to assert the failure of any conditions set forth in Article VI as a basis not to consummate the Closing and all such conditions shall be deemed to be irrevocably satisfied.  The day on which the Closing actually takes place is referred to as the “Closing Date.”

Section 2.5            Consents to Certain Assignments.

(a)           Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, this Agreement and the Ancillary Agreements shall not constitute an agreement to transfer or assign any asset, contract, permit, claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent or waiver, or the taking of a similar action, of a third party, would constitute a breach or other contravention under any agreement or Law to which the Seller is a party or by which it is bound, or in any way adversely affect the rights of the Seller or, upon transfer, the Buyer under such asset, contract, permit, claim or right.  The Seller shall use its commercially reasonable efforts to obtain any consents or waivers required to assign to the Buyer any Transferred Assets that require the consent of a third party, without any conditions to such transfer or changes or modifications of terms thereunder.

(b)           If any such consent or waiver is not obtained prior to Closing and as a result thereof the Buyer shall be prevented by such third party from receiving the rights and benefits with respect to such Transferred Asset intended to be transferred hereunder, or if any attempted assignment would adversely affect the rights of the Seller or the Buyer thereunder, then (i) for a period of 12 months following the Closing, the Seller shall use its commercially reasonable efforts to obtain any such required consent(s) or waiver(s), or to take such actions, as applicable, as promptly as reasonably possible, and (ii) the Seller and the Buyer shall cooperate in any lawful and commercially reasonable arrangement, as the Seller and the Buyer shall agree, under which the Buyer would, to the extent practicable, obtain the economic claims, rights and benefits under such asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to the Buyer; provided, that all reasonable out-of-pocket expenses of such cooperation and related actions shall be paid by the Buyer.  The Seller shall promptly pay to the Buyer when received all monies received by the Seller under such Transferred Asset or any claim or right or any benefit arising thereunder and the Buyer shall indemnify and promptly pay the Seller for all Liabilities of the Seller associated with such Transferred Asset.  The Seller shall not be required to expend any material amounts or pay any consent or similar fees in connection with its efforts hereunder.

Section 2.6            Purchase Price Allocation.

(a)             The Seller and the Buyer agree that the Purchase Price (and any adjustments thereto) and the Assumed Liabilities shall be allocated for tax purposes among the Transferred Assets.  Within 90 calendar days after the Closing Date, the Buyer shall prepare and deliver to the Seller a schedule (the “Initial Allocation Schedule”) allocating the sum of the Purchase Price (and any adjustments thereto) and any Assumed Liabilities among the Transferred Assets, in such amounts reasonably determined by the Buyer.  The Initial Allocation Schedule shall be prepared in accordance with the principles of Section 1060 of the Code and the Treasury regulations pursuant thereto or any successor provision.  Except as provided in Section 2.6(b) or Section 2.6(c) below, at the close of business on the 60th calendar day after the delivery of the Initial Allocation Schedule, the Initial Allocation Schedule shall become binding upon each of the Buyer (and its Affiliates) and the Seller (and its Affiliates) and shall be the final allocation schedule (the “Final Allocation Schedule”).

(b)           The Seller shall have a period of 30 calendar days (the “Objection Period”) from the date of delivery of the Initial Allocation Schedule to present in writing to the Buyer, notice of any objections the Seller may have to the allocations set forth therein.  If the Seller raises any objections within the Objection Period to the Initial Allocation Schedule, the Buyer and the Seller shall negotiate in good faith to resolve any differences with respect to the Initial Allocation Schedule within 30 calendar days after the Seller provides written notice of such objections.  If the Buyer and the Seller reach written agreement amending the Initial Allocation Schedule within such 30-day period, the Initial Allocation Schedule, as so amended, shall become binding upon the Buyer (and its Affiliates) and the Seller (and its Affiliates) and shall be the Final Allocation Schedule.

(c)           If the parties fail to agree within 30 calendar days after the delivery of the Seller’s notice of any objections, then (i) the Buyer may use one purchase price allocation and the Seller may use a different purchase price allocation, (ii) the Buyer and the Seller shall each use (and cause their Affiliates to use) their purchase price allocation in connection with the preparation and filing of all Tax Returns, and (iii) the Buyer shall have no liability to the Seller, and the Seller shall have no liability to the Buyer, for any additional Taxes that may be imposed by any Taxing authority to the extent that such Tax arises solely as a result of the inconsistencies between their respective purchase price allocations.

(d)           If the Buyer and the Seller have agreed to a Final Allocation Schedule, each party agrees to file all Returns (including IRS Form 8594 and any claims for refund) and information reports in a manner consistent with the Final Allocation Schedule and will take no position inconsistent with the Final Allocation Schedule unless requested to do so in any proceeding before any Governmental Authority, in each case, unless otherwise required by applicable Law.  In the event any Governmental Authority disputes the Final Allocation Schedule, the party receiving notice of the dispute shall promptly notify the other party hereto, and both the Buyer and the Seller agree to use their commercially reasonable efforts to defend the Final Allocation Schedule in any audit or similar proceeding.  Any adjustments to the Purchase Price pursuant to Section 2.7 will be allocated in a manner consistent with the Final Allocation Schedule.

Section 2.7            Adjustments for Tax Purposes.  Any payments made pursuant to Article II (other than payment of the Purchase Price at Closing pursuant to Section 2.3(a)) will be treated as an adjustment to the Purchase Price by the parties for all Tax purposes, except as otherwise required by Law.

Section 2.8            Withholding.  Notwithstanding anything in this Agreement to the contrary, after reasonable consultation with the Person with respect to whom any withholding or deduction may be made, each Person who is entitled or required to make any payment pursuant to this Agreement or any Ancillary Agreement (each, a “Withholding Agent”) shall be entitled to deduct and withhold from such payment such amounts as such Withholding Agent is required to deduct and withhold in respect of such payment under the Code or any other provision of applicable U.S. Law.  To the extent that amounts are so withheld and paid over to the appropriate

Governmental Authority by the Withholding Agent under the Code or any other provision of applicable U.S. Law and original receipts or certified copies thereof showing remittance of such Taxes are provided to the Person in respect of whom such withholding or deduction was made, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person.  If the Buyer or any of its designated Affiliates or permitted assigns pursuant to Section 9.12 (and their respective agents) is required to withhold or deduct any amount in respect of any payment made to the Seller pursuant to this Agreement or any Ancillary Agreement under any provision of applicable non-U.S. Law, the Buyer and its Affiliates shall make additional payments to the Seller such that, after the imposition of such withholding or deduction, the Seller receives an amount equal to the amount it would have received if such withholding or deduction had not been imposed; provided, however, that no such additional payments shall be required if the Seller is entitled to an exemption from or reduction of non-U.S. withholding Tax but fails to deliver to the Buyer or its Affiliates or permitted assigns (and their respective agents) such properly completed and executed documentation reasonably requested by the Buyer or its Affiliates or permitted assigns (and their respective agents) as will permit such payments to be made without or at a reduced rate of withholding.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedules delivered by the Seller to the Buyer contemporaneously herewith (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as follows, in each case as it relates to the Business or in connection with the transactions contemplated hereby:

Section 3.1                                    Organization and Qualification.

(a)                                 The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to own, lease and operate the Transferred Assets and to carry on the Business as it is now being conducted.

(b)                                 The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Transferred Assets or the operation of the Business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 3.2                                    Authority.  The Seller has the corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and upon its execution each of the Ancillary Agreements to which the Seller will be a party will have been, duly executed and delivered by the Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon its execution each of the Ancillary Agreements to which the Seller will be a party will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally (the “Bankruptcy Exception”) and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3                                    No Conflict; Required Filings and Consents.

(a)                                 Except as set forth in Schedule 3.3(a), the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of the Seller, (ii) conflict with or violate any Law applicable to the Seller or by which the Business is bound or affected, (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, require any consent of or notice to any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any Material Contract or material Permit to which the Business is bound or to which any of the Transferred Assets are subject, or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any of the Transferred Assets, except, in the case of clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults or other occurrences as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, or that arise as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

(b)                                 The Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) filings or notices required to be made under the rules and regulations of the FDA or any other Healthcare Regulatory Authority, in each case that are required to be made only following the Closing (and not prior to the Closing), (iii) for such filings as may be required by any applicable federal or state securities or “blue sky” laws, (iv) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, materially impair or materially delay the ability of the Seller to perform its obligations under the Agreement and the Ancillary Agreements, or (v) as may be necessary as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

Section 3.4                                    Transferred Assets.  This Agreement and the instruments and documents to be delivered by the Seller to the Buyer at or following the Closing shall be adequate and sufficient to transfer to the Buyer the Seller’s entire right, title and interest in and to the Transferred Assets free and clear of all Encumbrances (other than Permitted Encumbrances or any Encumbrances created by or as a result of facts related to the Buyer and its Affiliates).

Section 3.5                                    Financial Statements; No Undisclosed Liabilities; Books and Records.

(a)                                 Copies of the unaudited balance sheet of the Business as at September 24, 2016 (the “Balance Sheet” and such date, the “Balance Sheet Date”), and a statement of revenue, cost of revenue, gross profit and direct operating costs for the fiscal year then-ended (together with the Balance Sheet, the “Financial Statements”), are attached hereto in Schedule 3.5.  The Financial Statements have been prepared in accordance with the Accounting Principles, are based on the Business Books and Records and fairly present, in all material respects and subject to the judgments, policies and principles utilized by the Seller in the ordinary course of business, consistent with past practice, in preparing its internal financial statements, the financial position and results of operations of the Business as a business unit of the Seller, including the corporate and other allocations related thereto, as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

(b)                                 There are no Liabilities, whether accrued or fixed, absolute or contingent, or matured or unmatured, with respect to the Business or the Transferred Assets of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than any such Liabilities (i) reflected or reserved against on the Financial Statements, (ii) incurred since the Balance Sheet Date in the ordinary course of business, (iii) under executory Contracts that are either listed on Schedule 3.18(a) or are not required to be listed thereon, excluding Liabilities for any breach of any executory Contract, or (iv) that would not, individually or in the aggregate, be material to the Business (taken as a whole).

(c)                                  The Business Books and Records are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

Section 3.6                                    Absence of Certain Changes or Events.  Since the Balance Sheet Date through the date of this Agreement, the Business has been conducted, in all material respects, in the ordinary course of business consistent with past practice and would have been in compliance in all material respects with Sections 5.1(a), (e), (h), (i), (j), (k) and (l) had such sections been in effect.  Since the Balance Sheet Date there has not occurred any Effect that has had, or would reasonably be expected to have, individually or together with other Effects, a Material Adverse Effect.

Section 3.7                                    Compliance with Law; Permits; Certain Payments.

(a)                                 The Seller and its Affiliates have complied in all material respects since January 1, 2014, and are in compliance in all material respects with all Laws (including privacy, security, data protection, direct marketing and consumer protection) applicable to and in respect of the conduct of the Business as currently conducted or with respect to the ownership and use of the Transferred Assets.  The Seller and its Affiliates have not received any written notice since January 1, 2014 asserting that they are not in compliance in any material respect with any such Laws applicable to and in respect of the conduct of the Business as currently conducted or with respect to the ownership and use of the Transferred Assets.

(b)                                 The Seller or its applicable Affiliate have obtained all material Permits required for the Seller or its Affiliates to conduct the Business as currently conducted or for the ownership and use of the Transferred Assets, and all such Permits are valid and in full force and effect.  To the Knowledge of the Seller, as of the date hereof, all material fees and charges that are currently due with respect to such Permits as of the date hereof have been paid in full.  The Seller and its Affiliates are in compliance, and have complied since January 1, 2014, in all material respects, with each material Permit.

(c)                                  No representation or warranty is made under this Section 3.7 with respect to ERISA, Taxes or environmental matters, which are covered exclusively by Sections 3.10, 3.16 and 3.17, respectively, except to the extent expressly provided in Section 3.7(b).

Section 3.8                                    Anti-Corruption Laws.  Neither the Seller nor any Affiliate of the Seller nor, to the Knowledge of the Seller, any of their respective officers, directors or employees has, directly or indirectly, violated or is in violation of any provision of any applicable Anti-Corruption Law in connection with the operation of the Business, including (i) making use of the mails or any means or instrumentality of interstate commerce illegally in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or other anti-bribery law, (ii) using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (iii) maintaining any fund of corporate monies or other properties for the purpose of supplying funds for any of the unlawful purposes described in the foregoing clauses, or (iv) making any bribe, unlawful rebate, payoff, influence payment, kickback or other similar unlawful payment of any nature.  Neither the Seller nor any Affiliate of the Seller, nor, to the Knowledge of the Seller, any of their respective officers, directors, or employees (i) is currently the subject of, nor has it been since January 1, 2014, the subject of, any Action alleging a violation, or possible violation, of any Anti-Corruption Laws, or since January 1, 2014, the recipient of a subpoena, letter of investigation or other document alleging a violation, or possible violation, of any Anti-Corruption Law, or (ii) has, since January 1, 2014, improperly or inaccurately recorded in any Business Books and Records (A) any payments, cash, contributions, gifts, hospitalities or entertainment to a foreign or domestic government official, employee of an enterprise owned or controlled in whole or in part by any foreign government, official of a foreign or domestic political party or campaign, or a foreign or domestic candidate for political office; or (B) other expenses related to political activity or lobbying, in each case, in violation of applicable Law.

Section 3.9                                    Litigation; Governmental Orders.

(a)                                 Except as set forth in Schedule 3.9(a), there is no material Action pending, or to the Knowledge of the Seller, threatened since January 1, 2014 by or against the Seller or any of its Affiliates (a) relating to or affecting the Business, the Transferred Assets or the Assumed Liabilities; or (b) that would affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

(b)                                 There are no outstanding Governmental Orders or unsatisfied judgments, penalties or awards against, relating to or affecting the Business, the Transferred Assets or the Assumed Liabilities.

Section 3.10                             Employee Benefit Plans.

(a)                                 Schedule 3.10(a) sets forth all material Employee Plans.  The Seller has delivered or made available to the Buyer true, complete and correct copies of the documents comprising each material Employee Plan, including all amendments thereto.  There are no promises or commitments to create or amend any material Employee Plan or other employee benefit plan of the Seller or any of its Affiliates with respect to which the Buyer or any of its Affiliates would reasonably be expected to have any material additional Liability.

(b)                                 The Buyer and its Affiliates will not as a result of the transactions contemplated by this Agreement have any Liability related to, any employee pension plan under Section 3(2) of ERISA that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

(c)                                  Each material Employee Plan has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws in all material respects.  With respect to each of the material Employee Plans:  (i) each Employee Plan intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter from the IRS upon which it may rely regarding its qualified status under the Code and, to the Knowledge of the Seller, nothing has occurred that would reasonably cause the loss of such qualification; (ii) all material payments required by each material Employee Plan, any collective bargaining agreement or other agreement, or by Law with respect to all prior periods have been made or provided for by the Seller or its Affiliates in accordance with the provisions of each of the material Employee Plans and applicable Law; and (iii) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to the Employee Plans or other employee benefit plan of the Seller or any of its Affiliates that would result in any Liability for the Buyer or any of its Affiliates.

(d)                                 The consummation of the transactions contemplated by this Agreement alone, or in combination with any other event, including a termination of any employee or service provider, will not give rise to any material Liability under any Employee Plan, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, stockholder or other service provider of the Seller or its Affiliates.  No amount that could be received, as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer, director or other service provider of the Seller or its Affiliates under any Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.  Neither the Seller nor any of its Affiliates has, and none of the Assumed Liabilities includes, any indemnity obligation on or after the date of this Agreement for any Taxes imposed under Section 4999 or 409A of the Code.

(e)                                  Except as would not reasonably be expected, individually or in the aggregate, to result in any material Liability on the Buyer and its Affiliates, (i) any individual who performs services for the Seller or any of its Affiliates and who is not treated as an employee for federal income tax purposes by the Seller or its Affiliates is not an employee under applicable Law or for any purpose including for Tax withholding purposes or Employee Plan purposes; (ii) the Seller and its Affiliates have no Liability by reason of an individual who performs or performed services for the Seller or its Affiliates in any capacity being improperly excluded from participating in an Employee Plan; and (iii) each Business Employee has been properly classified as “exempt” or “non-exempt” under applicable Law.

(f)                                   No Employee Plan is mandated by a government other than the United States or subject to the Laws of a jurisdiction outside of the United States.

Section 3.11                             Labor and Employment Matters.

(a)                                 With respect to each Business Employee, the Seller has made available to the Buyer the following: (i) name; (ii) location, title and position (including whether full or part time); (iii) hire date and service recognized by the Seller for purposes of the Employee Plans (including service with predecessor employers, if applicable, and any prior unabridged service with the Seller); and (iv) current leave status (indicating whether such individual is on a leave of absence and specifying type of leave and expected end date of leave, as applicable).  The Business Employees included on Schedule 1.1(a) are the employees necessary to conduct the Business as currently conducted in all material respects, other than with respect to services provided to the Buyer and its Affiliates pursuant to the Transition Services Agreement, subject to position vacancies that currently exist or may arise in the ordinary course of business.  As of the date hereof, to the extent required by Law, all compensation, including wages, commissions and bonuses due and payable to employees, independent contractors, consultants or other service providers of the Seller or any of its Affiliates for services performed for or in connection with the Business on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Seller or any of its Affiliates with respect to any compensation, commissions or bonuses.  The Seller has provided or otherwise made available to the Buyer a schedule of the current annual base salary or annual/weekly/hourly rate of compensation, target incentive opportunity for 2017 (if any), actual incentive compensation for 2016 (if any) and a description of fringe benefits provided to each such individual as of the date hereof.

(b)                                 Neither the Seller nor any of its Affiliates is, or was within the past three years, a party to or bound by any labor or collective bargaining contract that pertains to any Business Employees.  To the Knowledge of the Seller, in the past three years, (a) there have been no organizing activities or collective bargaining arrangements that would affect the Business pending or under discussion with any labor organization or group of Business Employees and no such activities are anticipated, (b) there have been no lockouts, strikes, slowdowns or work stoppages pending or threatened by or with respect to any Business Employees except as would not reasonably be expected, individually or in the aggregate, to result in any material Liability to the Buyer and its Affiliates and (c) with respect to the Business, neither the Seller nor any of its Affiliates has engaged in any unfair labor practices within the meaning of the National Labor

Relations Act except as would not reasonably be expected, individually or in the aggregate, to result in any material Liability to the Buyer and its Affiliates.

Section 3.12                             Suppliers.  Schedule 3.12 sets forth with respect to the Business each supplier to whom the Seller and its Affiliates has paid consideration for goods or services rendered in an amount greater than or equal to $1,000,000 for any of the two most recent fiscal years (collectively, the “Material Suppliers”).  Neither the Seller nor its Affiliates has received any notice since January 1, 2016 that any of the Material Suppliers has ceased or, to the Knowledge of the Seller, is reasonably likely to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 3.13                             Insurance.  Schedule 3.13 sets forth a true and complete list of all material insurance policies in force with respect to the Business and the Transferred Assets or otherwise relating to the Assumed Liabilities (collectively, the “Insurance Policies”), copies of which have been provided or otherwise made available to the Buyer.  To the Knowledge of the Seller, there are no material claims related to the Transferred Assets or the Assumed Liabilities pending under any such Insurance Policies.

Section 3.14                             Real Property; Assets; Sufficiency of Assets.

(a)                                 Schedule 3.14(a) lists the street address, assessor’s parcel number and legal descriptions for each parcel of real property comprising the Transferred Real Property.  The Seller has good and marketable fee title to all Transferred Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.  With respect to the Transferred Real Property:

(i)                                     there are no unrecorded outstanding options, rights of first offer or rights of first refusal to lease or purchase such Transferred Real Property or any portion thereof or interest therein;

(ii)                                  to the Knowledge of the Seller, no party to any reciprocal easement agreement affecting or relating to any of the Transferred Real Property is in material default under any of the terms or conditions thereof;

(iii)                               to the Knowledge of the Seller, the improvements comprising the Transferred Real Property are in compliance in all material respects with all building codes, zoning ordinances and Laws affecting the Transferred Real Property; and

(iv)                              the Seller has not received any written notice of any violation of zoning or building code or other moratorium proceedings, which would reasonably be expected to adversely affect the ability to operate the Transferred Real Property.

(b)                                 The Seller and its Affiliates do not lease any real property used or held for use exclusively in the Business.

(c)                                  The Seller or its Affiliates have good and valid title to or a valid leasehold interest in all Transferred Assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice, and except as set forth in Schedule 3.14(c), such Transferred Assets (including leasehold interests) are free and clear of any Encumbrances except for Permitted Encumbrances.

(d)                                 The Transferred Assets have been maintained in accordance with normal industry practice and are in all material respects structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, and, to the Knowledge of the Seller, are adequate for the uses to which they are being put, and none of the Transferred Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.  Except as set forth in Schedule 3.14(d), the Transferred Assets, together with all rights, services and assets that will be made available to the Buyer and its Affiliates pursuant to the Ancillary Agreements, are sufficient in all material respects for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the material rights, property and assets necessary to conduct the Business as currently conducted.

Section 3.15                             Intellectual Property.

(a)                                 There are no Intellectual Property Registrations used or held for use exclusively in connection with the Business.  There is no Intellectual Property used in the Business that is not Controlled by the Seller or its Affiliates.

(b)                                 Schedule 3.15(b)(i) is a true, complete and correct list of (i) all Intellectual Property Registrations which form a part of the Licensed Intellectual Property (setting forth, for each Intellectual Property Registration, the title, mark or design, applicable jurisdiction, owner, application or registration number, as applicable), and (ii) all Licensed Intellectual Property (other than Trade Secrets) that is not registered but is material to the operation of the Business as currently conducted or proposed to be conducted (setting forth a brief description).

(c)                                  All Licensed Intellectual Property is valid, subsisting and, to the Knowledge of the Seller, enforceable.  Since January 1, 2014, no Licensed Intellectual Property has been abandoned, canceled or adjudicated invalid, or is subject to any outstanding order, writ, injunction, judgment, stipulation or decree restricting its use or adversely affecting or reflecting the Seller’s rights thereto.

(d)                                 Except as set forth on Schedule 3.15(d)(1), the Seller or one of its Affiliates exclusively owns all right, title and interest in, or has the valid and binding right to use all of the Licensed Intellectual Property used or held for use in connection with the Business, free and clear of Encumbrances (except Permitted Encumbrances).  Except as set forth on Schedule 3.15(d)(2), the Seller or one of its Affiliates has the right to grant the licenses to the Buyer set forth in the Intellectual Property License.  The Seller and its Affiliates are and have been in compliance in all material respects with all Laws and legal requirements applicable to Licensed Intellectual Property and the ownership, rights and use thereof by the Seller and its Affiliates.  The consummation of the transactions contemplated under this Agreement will not result in the loss or impairment of or payment of additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer’s right to own, use or hold for use any Licensed Intellectual Property.

(e)                                  Except as set forth in Schedule 3.15(e), no legal or governmental Action, including interference, re-examination, reissue, opposition, nullity or cancellation proceedings are pending or have been decided, threatened or asserted, in writing, concerning or relating to the Licensed Intellectual Property, including any Action concerning a claim or position that the Licensed Intellectual Property has been violated or is invalid, unenforceable, not patentable, not registerable or cancellable.  Neither the Seller nor any Affiliate of the Seller is subject to any Governmental Order that does or would restrict or impair the use of any Licensed Intellectual Property.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all Intellectual Property Registrations that form a part of the Licensed Intellectual Property are in good standing and in full force and effect, and all registration, application and other fees necessary to maintain such Intellectual Property Registrations have been duly paid and (ii) all relevant prior art applicable to the Licensed Intellectual Property has been identified or otherwise disclosed to the United States Patent & Trademark Office in accordance with the duty of candor and disclosure and all other obligations and duties to the United States Patent & Trademark Office.

(f)                                   Except as set forth on Schedule 3.15(f), none of the operation of the Business as has been and as currently conducted, nor the products or services distributed, sold or offered for sale by the Business, nor any technology or materials used in connection therewith infringes upon or misappropriates any Intellectual Property of any Person.  Except as set forth on Schedule 3.15(f), neither the Seller nor any of its Affiliates has received since January 1, 2014 any written notice asserting that any such infringement or misappropriation has occurred.  To the Knowledge of the Seller, except as set forth on Schedule 3.15(f), no Person has since January 1, 2014 or is misappropriating or infringing any Licensed Intellectual Property.

(g)                                  The Seller and each Affiliate of the Seller have taken, and takes, commercially reasonable measures in accordance with normal industry practice to protect the proprietary nature of, and maintain in confidence, all Trade Secrets included within the Licensed Intellectual Property.  To the Knowledge of the Seller, neither the Seller nor any of its Affiliates has made any of its Trade Secrets that it intended to maintain as confidential available to any other Person, except pursuant to commercially reasonable written confidentiality agreements.

(h)                                 Other than as set forth on Schedule 3.15(h), none of the Seller or any of its Affiliates have transferred ownership of or granted an exclusive license or exclusive sublicense to any other Person with respect to any Intellectual Property which, in the absence of such transaction, would have been Licensed Intellectual Property.  All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of any material Intellectual Property on behalf of the Seller or its Affiliate have executed valid and binding instruments of assignment that have conveyed to the Seller or its Affiliate exclusive ownership of all the rights in all such Intellectual Property which were not otherwise owned by the Seller or its Affiliate as a matter of Law.  No current or former employee, agent, consultant or contractor of the Seller or its Affiliate has any interest in any Intellectual Property developed on behalf of the Seller or its Affiliates which would otherwise constitute Licensed Intellectual Property in any material respect.  No claim asserting an interest in any Licensed Intellectual Property has been made or, to the Knowledge of the Seller, threatened, whether orally or in writing, by any Person (including any current or former employee, agent, consultant, or contractor of the Seller or its Affiliate) against the Seller or its Affiliates.

(i)                                     Schedule 3.15(i) is a true, complete and correct list of all material computer programs and software used in the Business as currently conducted, excluding any commercially available off-the-shelf software products.

(j)                                    The Seller and each Affiliate of the Seller have taken, and take, commercially reasonable efforts in accordance with normal industry practice to maintain and protect the integrity, security and operation of the computer software and algorithms (including source code), programs, hardware, networks, databases, systems, telecommunications equipment and websites used in connection with the Business (and all information transmitted thereby or stored therein), and, in the 24 month period immediately preceding the date of this Agreement, there have been no material security breaches, breakdowns, malfunctions, data loss, failures or other defects in relation to the same that have not been remedied in all material respects.

(k)                                 The Seller and its Affiliates are and have been in compliance in all material respects since January 1, 2014 with any privacy policies or related policies, programs or other notices that concern the Seller’s and its Affiliates’ collection or use of personal information in the conduct of their respective businesses.  Since January 1, 2014, no Person has claimed in writing to the Seller or its Affiliates any compensation from, and no Governmental Authority has made any written allegation against, the Seller or its Affiliates for the loss of or unauthorized disclosure or transfer of personal data or information.

(l)                                     To the Knowledge of the Seller, except as set forth on Schedule 3.15(l), there is no prohibition or restriction by any Governmental Authority on the use of any Licensed Intellectual Property owned or purported to be owned by Seller or any Affiliate of the Seller in any jurisdiction in which the Seller or any Affiliate of Seller, as applicable, currently conducts or has conducted business.  Except as set forth on Schedule 3.15(l), no funding, facilities or personnel of any educational institution or Governmental Authority are used, directly or indirectly, to develop or create, in whole or in part, any Licensed Intellectual Property.

(m)                             The Intellectual Property Registrations set forth on Schedule 3.15(b) include all Intellectual Property Registrations used in the operation of the Business as currently conducted.  The Licensed Intellectual Property, together with all Intellectual Property provided to the Buyer and its Affiliates pursuant to the Ancillary Agreements, includes all of the Intellectual Property used in or necessary for the operation of the Business, both currently and for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

Section 3.16                             Taxes.

(a)                                 With respect to any Taxes for which the Buyer or any of its Affiliates may become liable as a result of the transactions contemplated by this Agreement (i) the Seller and each of its Affiliates has timely filed all Returns required to be filed with respect to the Business, the Transferred Assets and the Assumed Liabilities, (ii) each such Return is true, correct and complete in all material respects, and (iii) all Taxes due and payable by the Seller or its Affiliates with respect to or attributable to the Business, the Transferred Assets and the Assumed Liabilities have been or will be prior to Closing paid in full.

(b)           Solely with respect to the Business, the Transferred Assets and the Assumed Liabilities and Taxes of the Seller or its Affiliates for which the Buyer or any of its Affiliates may become liable as a result of the transactions contemplated by this Agreement, neither the Seller nor its Affiliates (i) is currently the subject of an audit or other examination, nor has received written notice threatening any such audit or other examination, of its Taxes by any Governmental Authority or other Action in respect of Taxes, and no such audit, examination or Action in respect of Taxes is pending to the knowledge of the Seller; (ii) knows of any issues related to Taxes that were raised by any relevant Governmental Authority during any pending or completed audit, examination, or Action that would reasonably be expected to recur in a later taxable period; nor (iii) has granted or agreed to an extension or waiver of the statute of limitations for any Return in respect of the Business, the Transferred Assets and the Assumed Liabilities; and (iv) has received any written notice from any Governmental Authority in a jurisdiction in which neither the Seller nor any of its Affiliates has filed a Return that the Seller or any of its Affiliates is or may be subject to Tax by that jurisdiction for Taxes that would have been covered by or the subject of such Return which claim has not been fully paid or settled.

(c)           There are no Encumbrances for Taxes on any Transferred Asset that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Encumbrances for Taxes.

(d)           There are no Tax rulings, requests for rulings, or other similar agreements or requests in effect or filed with any Governmental Authority relating to the Business, the Transferred Assets or the Assumed Liabilities that could be reasonably expected to be binding on the Buyer or any of its Affiliates after the Closing Date.

(e)           The Seller (i) has not been a member of an Affiliated Group filing a consolidated federal income Return (other than a group the common parent of which was the Seller), and (ii) has no Liability for Taxes of any Person under Treasury regulations section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

Section 3.17          Environmental Matters.

(a)           Except as set forth in Schedule 3.17(a) and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Seller is in compliance with all applicable Environmental Laws and has obtained and is in compliance with all Environmental Permits in connection with the conduct or operation of the Business and the ownership or use of the Transferred Assets and (ii) there are no outstanding claims pursuant to any Environmental Law pending or threatened against the Seller or its Affiliates in connection with the conduct or operation of the Business or the ownership or use of the Transferred Assets.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Hazardous Substances are or have been present, and there is and has been no release or threatened release of Hazardous Substances or any investigation, clean-up, remediation or corrective action of any kind relating thereto, (i) on, at, under or from any of the Transferred Real Property (including any buildings, structures, improvements, soils and subsurface strata, surface water bodies, including drainage ways, and ground waters thereof), (ii) at any location to which the Business has sent any Hazardous Substances or waste for storage, handling, disposal or treatment, or (iii) at any other location with respect to which the Business may be liable under Environmental Law.  No underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on any property described in the foregoing sentence.  The Business is not actually, contingently or allegedly liable for any release of, threatened release of or contamination by Hazardous Substances in connection with the Business or the Transferred Assets or otherwise under any Environmental Law and there is no pending or, to the Knowledge of the Seller, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Seller, threatened Action or Governmental Order with respect to the Business or the Seller in connection with the Business relating to Hazardous Substances or otherwise under any Environmental Law.

(c)           Neither the Seller nor any of its Affiliates has retained or assumed by contract (other than pursuant to Contracts entered into in the ordinary course of business) or operation of Law, any Liability of any third party under any Environmental Law or with respect to Hazardous Substances relating to the Business or any of the Transferred Assets.  The Seller has provided to the Buyer any and all material environmental reports, studies, audits, final sampling data, site assessments, correspondence with any Governmental Authority and similar materials with respect to the Business or the Transferred Assets that are in the possession, custody or control of the Seller or any of its Affiliates related to compliance with Environmental Law or the release of or exposure to Hazardous Substances.

(d)           The representations and warranties contained in this Section 3.17 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter (as it relates to exposure to Hazardous Substances), including natural resources, related to the Business, the Transferred Assets or the Seller’s ownership or operation thereof.

(e)           For purposes of this Agreement:

(i)            “Environmental Laws” means any Laws of any Governmental Authority relating to injury to, pollution of or protection of the environment or human health and safety (as it relates to exposure to Hazardous Substances).

(ii)           “Environmental Permits” means all Permits under any Environmental Law.

(iii)          “Hazardous Substances” means:  (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act,

the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, asbestos, radon, medical waste or radioactive materials or waste; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

Section 3.18          Material Contracts.

(a)           Schedule 3.18(a) contains a list, as of the date hereof, of each of the following Contracts to which the Seller or any of its Affiliates is a party and that relate exclusively or primarily to the Business or by which any of the Transferred Assets are bound:

(i)            Contracts involving an aggregate consideration for the twelve month period ended on September 24, 2016 (the “Applicable Period”) of more than $1,000,000 and that, in each case, cannot be cancelled without penalty or on less than 60 days’ notice;

(ii)           Contracts involving aggregate consideration in the Applicable Period in excess of $1,000,000 that either (A) provide for the assumption by the Business of any Tax, environmental or other Liability of any Person or (B) are Transferred Contracts that provide for the indemnification of any Person, other than ordinary course commercial Contracts with customary indemnification provisions;

(iii)          Contracts that relate to the acquisition or disposition of any material business or a material amount of stock or assets of any other Person;

(iv)          broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts involving an aggregate consideration in the Applicable Period in excess of $1,000,000;

(v)           Contracts with any Governmental Authority involving an annual aggregate consideration in the Applicable Period in excess of $1,000,000, or any Contracts related to any clinical trials or other tests or investigations in respect of the Products or assays used in the Business;

(vi)          all (A) In-Bound Intellectual Property Licenses and (B) Out-Bound Intellectual Property Licenses to the extent related to the Licensed Fields (as defined in the Intellectual Property License);

(vii)         Contracts (other than licenses) that (A) limit or purport to limit the ability of the Business to compete or perform services in any line of business or with any Person or in any geographic area or during any period of time, and (B) grant the other party or any third party “most favored nation” status, most favored customer pricing, exclusive sales, distribution, marketing or other exclusive rights, or rights of first refusal or rights of first negotiation;

(viii)        (A) Contracts for the employment of any Business Employee providing for fixed compensation in excess of $100,000 per annum, and (B) Contracts with independent contractors or consultants (or similar arrangements including third party providers) providing for the Business, in each case involving an aggregate consideration in excess of $1,000,000 annually and that are not cancellable without material penalty or without more than 90 days’ notice;

(ix)          all joint venture, partnership or similar Contracts;

(x)           Contracts for the sale of any Transferred Assets involving consideration in excess of $1,000,000 or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Transferred Assets involving consideration in excess of $1,000,000;

(xi)          collective bargaining agreements or similar Contracts with any union, works council or other labor organization; and

(xii)         all other Contracts that are material to the Transferred Assets or the operation of the Business, involving annual consideration in the Applicable Period in excess of $1,000,000 and not previously disclosed pursuant to this Section 3.18.

(the Contracts set forth in clauses (i) to (xii) above are collectively referred to as “Material Contracts”).

(b)           Each Material Contract is valid and binding on the Seller or its applicable Affiliate and, to the Knowledge of the Seller, the counterparties thereto, and is in full force and effect.  Neither the Seller nor its applicable Affiliate, nor, to the Knowledge of the Seller, any of the other parties thereto, is in material breach of, or material default under (or has since January 1, 2014, received notice alleging it to be in material breach of or default under), or has, since January 1, 2014, provided or received any notice of its intention to terminate, any Material Contract, except as would not reasonably be expected to be material to the Business, taken as a whole.  To the Knowledge of the Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration of any material obligation, or other material changes to any material right or obligation or the loss of any material benefit thereunder.  True, complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been provided or otherwise made available to the Buyer.  There are no material disputes pending or, to the Knowledge of the Seller, threatened, under any Material Contract.

Section 3.19          Healthcare Regulatory Matters.

(a)           The Seller and its Affiliates are, and since January 1, 2014 have been, conducting the Business in compliance in all material respects with all applicable Healthcare Laws.  To the Knowledge of the Seller, the Products have been researched, developed and manufactured on behalf of the Seller and its Affiliates in compliance in all material respects with applicable Healthcare Laws.  With respect to the Business, neither the Seller nor any of its Affiliates is a party to, and the Business is not subject to, any corporate integrity agreements, monitoring agreements, consent decrees, deferred prosecution agreements, settlement orders or similar Contracts with or imposed by any Governmental Authority related to any Healthcare Law, and no such Contract is currently pending or, to the Knowledge of the Seller, threatened.

(b)           All material reports, documents, claims, permits, adverse event reports, recalls, removals and corrections, notices, registrations and applications relating to the Products that are required to be filed, maintained or furnished to a Governmental Authority by the Seller have been so filed, maintained, or furnished.

(c)           With respect to the Business, neither the Seller nor any of its Affiliates has received from the FDA or any other Governmental Authority since January 1, 2014, any inspection reports, notices of adverse findings, warning or untitled letters, or other correspondence concerning the Products or Business in which any Governmental Authority alleges or asserts a failure to comply with applicable Healthcare Laws, or that Products may not be safe, effective or approvable other than in either case any reports, notices, warnings, letters or other correspondence that would not reasonably be expected to result in material Liabilities or material damages to the Business.

(d)           With respect to the Business, neither the Seller nor any of its Affiliates, or to the Knowledge of the Seller, any Seller Partner, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any Governmental Authority responsible for enforcement or oversight with respect to Healthcare Laws, or failed to disclose a material fact required to be disclosed to the FDA or other such Governmental Authority, or committed an act, made a statement, or failed to make a statement, in each such case, related to the Products, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Governmental Authority to invoke a similar policy.

(e)           Neither the Seller, its Affiliates, their respective employees and agents, nor, to the Knowledge of the Seller, any Seller Partner, has, under any Healthcare Law, been debarred, excluded, suspended or otherwise determined to be ineligible to participate in any health care programs of any Governmental Authority, or convicted of any crime, or, to the Knowledge of the Seller, engaged in any conduct that has resulted, or would reasonably be expected to result, in any such debarment, exclusion, suspension, ineligibility or conviction in a manner that would reasonably be expected to adversely affect the Business.

Section 3.20          Brokers.  Except for Morgan Stanley & Co. LLC, the fees, commissions and expenses of which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Seller or any of its Affiliates.

Section 3.21          Product Liability and Recalls.  To the Knowledge of the Seller, the Products manufactured, sold and delivered since January 1, 2014, in connection with the Business conform in all material respects with all applicable contractual commitments and Laws.  There are no material defects in the design or technology embodied in any Products that impair or are reasonably likely to impair, in any material respect, the safe and effective performance of any such Product for its intended use.  Since January 1, 2014, none of the Products manufactured, sold or delivered by the Seller or any of its Affiliates with respect to the Business has been the subject of any material products liability or warranty Action against the Seller or any Affiliate of the Seller.  There is no Governmental Order outstanding, or to the Knowledge of the Seller, threatened, against the Seller or any Affiliate of the Seller relating to product liability claims with respect to the Business.  Since January 1, 2014, there have been no recalls or material safety alerts of the Products.

Section 3.22          Key Agreement Amendment.  The Key Agreement Amendment is valid and binding on each party thereto in accordance with its terms and is in full force and effect, except as enforcement may be limited by the Bankruptcy Exception.  A true, complete and correct copy of the Key Agreement Amendment has been provided or otherwise made available to the Buyer.  There are no disputes pending or, to the Knowledge of the Seller, threatened, under or with respect to the Key Agreement Amendment.  Neither the Seller nor its applicable Affiliate that is a party to, and, to the Knowledge of the Seller, no other party to, the Key Agreement Amendment is in breach in any significant manner of or default in any significant manner under (or has received notice alleging it to be in breach in any significant manner of or default in any significant manner under), or has provided or received any notice of any intention to terminate, the Key Agreement Amendment.

Section 3.23          Exclusivity of Representations and Warranties.  Neither the Buyer nor any of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Buyer or Grifols, including or with respect to any other information provided to the Seller, its Affiliates or their respective Representatives in connection with the transactions contemplated hereby, except as otherwise expressly set forth in Article IV, and the Buyer hereby disclaims any such other representations or warranties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 4.1            Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all necessary power and authority to own, lease and operate its properties and to carry on its business as currently conducted.  Grifols is a company (sociedad anónima) duly organized, validly existing and, to the extent legally applicable, in good standing under the Laws of Spain.

Section 4.2            Authority.  Each of the Buyer and Grifols has the corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Buyer or Grifols, as applicable, of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This

Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer or Grifols will be a party will have been, duly executed and delivered by the Buyer or Grifols, as applicable, and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer or Grifols will be a party will constitute, the legal, valid and binding obligations of the Buyer or Grifols, as applicable, enforceable against the Buyer and Grifols in accordance with their respective terms, except as enforcement may be limited by the Bankruptcy Exception and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3            No Conflict; Required Filings and Consents.

(a)           The execution, delivery and performance by the Buyer or Grifols, as applicable, of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, (i) conflict with or violate the certificate of incorporation or bylaws of the Buyer or Grifols, as applicable, (ii) conflict with or violate any Law applicable to the Buyer or Grifols, as applicable, or by which any property or asset of the Buyer or Grifols, as applicable, is bound or affected, or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, become or would constitute a default) under, require any consent of or notice to any Person pursuant to, or result in or create in any party any rights of termination, acceleration or cancellation of, any material contract or agreement or any material Permit to which the Buyer or Grifols, as applicable, is a party, or by which the Buyer or Grifols, as applicable, is bound, except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)           Neither the Buyer nor Grifols is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer or Grifols, as applicable, of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act, or (ii) where failure to file, seek or obtain such notice, authorization, approval, order, permit or consent, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.4            Financing.

(a)           The Buyer has received and accepted an executed commitment letter dated as of the date hereof (including the exhibits, annexes and schedules thereto, the “Debt Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to lend amounts set forth therein (the “Debt Financing Commitments”).  The Debt Financing Commitments pursuant to the Debt Commitment Letter are collectively referred to in this Agreement as the “Debt Financing.”

(b)           The Buyer has delivered to the Seller true, complete and correct copies of the executed Debt Commitment Letter and the fee letter (redacted to remove fees and other economic terms) referenced in the Debt Commitment Letter (the “Fee Letter”).  As of the date hereof, there are no agreements, side letters or arrangements, other than the Debt Commitment Letter and the Fee Letter, to which the Buyer or its Affiliates is a party relating to any of the Debt Financing Commitments that could adversely affect the availability of the Debt Financing.

(c)           Except as expressly set forth in the Debt Commitment Letter and the Fee Letter, there are no conditions precedent to the obligations of the Lenders to provide the Debt Financing or any contingencies that would permit the Lenders to reduce the total amount of the Debt Financing.  Assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.3, as of the date hereof, the Buyer does not have any reason to believe that any of the conditions to the Debt Financing Commitments will not be satisfied or that the Debt Financing will not be available to the Buyer on the Closing Date.

(d)           The Debt Financing, when funded in accordance with the Debt Commitment Letter, together with the cash of the Buyer, will provide the Buyer with cash proceeds on the Closing Date sufficient for the satisfaction of the Buyer’s obligations to pay (i) the amount to be paid to the Seller under Section 2.3, and (ii) any fees and expenses of or payable by the Buyer in connection with the Debt Financing.

(e)           As of the date hereof, the Debt Commitment Letter is (i) a valid and binding obligation of the Buyer and, to the knowledge of the Buyer, of each of the other parties thereto and (ii) in full force and effect (in each case, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law)).  As of the date hereof, to the knowledge of the Buyer, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a material default or material breach or a failure to satisfy a condition precedent on the part of the Buyer under the terms and conditions of the Debt Commitment Letter.  The Buyer has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement and will pay in full any such amounts due on or before the Closing Date.  The Debt Commitment Letter has not been modified, amended or altered as of the date hereof, and, as of the date hereof, none of the commitments under the Debt Commitment Letter have been withdrawn or rescinded in any respect.

(f)            In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Debt Financing) by or to the Buyer or any of its Affiliates or any other financing transaction be a condition to any of the Buyer’s obligations hereunder.

Section 4.5            Brokers.  Except for Nomura Securities International, Inc., the fees, commissions and expenses of which will be paid by the Buyer or Grifols, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Buyer or Grifols or any of its Affiliates.

Section 4.6            The Buyer’s Investigation and Reliance; Exclusivity of Representations and Warranties.  Without in any manner limiting any of the provisions of this Agreement, any Ancillary Agreement and any certificate delivered pursuant to Section 6.3(c), the Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Business, the Transferred Assets, the Assumed Liabilities and the transactions contemplated by this Agreement and the Ancillary Agreements.  Except as expressly set forth in this Agreement, any Ancillary Agreement and any certificates delivered pursuant to Section 6.3(c), neither the Seller nor any of its Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Business, the Transferred Assets or the Assumed Liabilities contained herein or made available in connection with the Buyer’s investigation of the foregoing or otherwise relating to the Business or the Transferred Assets (including, but not limited to, any financial condition or results of operations of the Business or maintenance, repair, condition, design, performance, value, merchantability or fitness for any particular purpose of the Transferred Assets), and the Seller and its Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom.  The Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Seller or any of its Affiliates or Representatives, except as expressly set forth in this Agreement, any Ancillary Agreement and any certificates delivered pursuant to Section 6.3(c).  Neither the Seller nor any of its Affiliates or Representatives shall have any liability to the Buyer or any of its Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement.  Neither the Seller nor any of its Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Business or the Transferred Assets.  Nothing in this Section 4.6 is intended to modify or limit any of the representations or warranties of the Seller set forth in this Agreement, any Ancillary Agreement and any certificate delivered pursuant to Section 6.3(c).

ARTICLE V
COVENANTS

Section 5.1            Conduct of Business Prior to the Closing.  Except as otherwise contemplated by this Agreement or as set forth in Schedule 5.1, between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall, and shall cause its Affiliates to, conduct the Business only in the ordinary course of business consistent with past practice in all material respects, and the Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to (A) preserve in all material respects (i) the present commercial relationships of Persons having relationships with the Business, (ii) intact their current Business organization and operations, and (iii) the properties and assets included in the Transferred Assets, and (B) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Transferred Assets.  Except as otherwise contemplated by this Agreement or as set forth in Schedule 5.1, between the date of this Agreement and the Closing Date, without the prior consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall not, and shall cause its Affiliates not to, in connection with the Business (provided that nothing herein shall be deemed to limit or restrict in any manner the Seller’s ability to conduct the Retained Business so long as such action or inaction would not affect the Transferred Assets, the Assumed Liabilities or the Business):

(a)           fail to pay when due any payment obligations of the Business, other than in the ordinary course of the business consistent with past practice or if disputed in good faith;

(b)           purchase, lease or otherwise acquire any property or assets that would constitute Transferred Assets for an amount in excess of $250,000 individually or $1,000,000 in the aggregate, except for purchases of Inventory in the ordinary course of business consistent with past practice;

(c)           authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $1,000,000 or capital expenditures that are, in the aggregate, in excess of $1,000,000 that will bind the Business, other than capital expenditures included in the capital expenditure budget (a copy of which has been provided or otherwise made available to the Buyer prior to the date hereof);

(d)           other than in the ordinary course of business consistent with past practice, enter into, renew, terminate or amend in any material respect any Material Contract, material lease or Contract which if entered into prior to the date hereof would be a Material Contract;

(e)           waive, cancel, compromise or release or assign any rights of material value or settle or compromise any Action, in each case, arising from or related to the Business, the Transferred Assets or the Assumed Liabilities;

(f)            revalue any of the Transferred Assets other than in the ordinary course of business consistent with past practice, in a manner that would create a Liability for the Buyer;

(g)           in any respect (except for any Transaction Expenses, as required by Law or any Employee Plan or contractual obligations in effect prior to the date hereof or as expressly set forth in this Agreement, as required by Section 5.11, or, with respect to increases in base salary that are provided to the same extent provided to similarly situated employees of the Seller), (i) grant any increase, or announce any increase, in the (A) wages, salaries or compensation, (B) bonuses or incentives (provided that bonuses or incentives in respect of periods completed prior to the Closing Date that are accrued and reflected in Balance Sheet may be paid in the ordinary course of business) or (C) pension or other benefits, in each case payable to any Business Employee or consultant of the Business; (ii) establish, adopt, enter into, terminate or amend any material Employee Plan or any pension plan (or any Contract or other arrangement that would be a material Employee Plan or a pension plan if established, adopted or entered into prior to the date of this Agreement), except for amendments in the ordinary course of business consistent with past practice that would not reasonably be expected to result in material additional Liabilities of the Buyer and its Affiliates; or (iii) hire, promote or terminate without cause any supervisory or management level Business Employee;

(h)           make any change in any method of (including for Tax purposes) accounting or accounting practice or policy applicable to the Business, the Transferred Assets or the Assumed Liabilities, except as required by applicable Law or GAAP;

(i)            to the extent related solely to the Business, the Transferred Assets, or the Assumed Liabilities, (i) make, change or rescind any election relating to Taxes, (ii) change any annual Tax accounting period, (iii) file any amended Return or fail to prepare Tax Returns on a consistent basis with past practices, (iv) surrender any right to claim a Tax refund, offset, or other reduction in Tax Liability, (v) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy relating to Taxes, (vi) consent to any extension or waiver of the statute of limitations period applicable to any Taxes, (vii) make a request for a written ruling with respect to Taxes of a Governmental Authority, or (viii) enter into a written and legally binding agreement with respect to Taxes with a Governmental Authority, in each case, except (x) in the ordinary course of business consistent with past practice, (y) as otherwise required by applicable Law, or (z) to the extent such action could not be reasonably expected (as determined by the Seller after reasonable consultation with the Buyer) to materially impact the Buyer or any of its Affiliates’ Liability for Taxes after the Closing;

(j)            (i) sell, lease, pledge, abandon, assign, subject to any Encumbrance (other than Permitted Encumbrances) or otherwise dispose of any of the Transferred Assets, except for dispositions of immaterial or obsolete assets, and sales of assets in the ordinary course of business consistent with past practice, or (i) enter into any capital leases, hedging arrangements, letters of credit or similar financial obligations that would constitute Assumed Liabilities;

(k)           disclose any Trade Secrets within the Licensed Intellectual Property outside of a commercially reasonable, written and enforceable confidentiality agreement;

(l)            take any action related to the Business or fail to take any such action that is reasonably likely to result in the termination, revocation, suspension, lapse, modification or non-renewal of any material Permit, Transferred Contract, or any Intellectual Property Registration within the Licensed Intellectual Property;

(m)          grant any rights with respect to any Licensed Intellectual Property or enter into any Contract the effect of which would be to grant a third party following the Closing any license to any Licensed Intellectual Property, other than the granting of such rights or entry into such Contracts or commitments, in each case outside of the Licensed Fields (as defined in the Intellectual Property License) and in the ordinary course of business consistent with past practice; or

(n)           authorize, agree, commit or otherwise become obligated to do any of the foregoing clauses (a) through (m).

Section 5.2            Covenants Regarding Information.

(a)           From the date hereof until the Closing Date, upon reasonable notice, the Seller shall afford the Buyer and its Representatives reasonable access to the properties, offices, plants and other facilities, Business Books and Records (including in respect of Taxes), and to furnish the Buyer and its Representatives with such financial, operating and other data and information as they may reasonably request, including financial, operating and other data and information related to the Business; provided, however, that any such access or furnishing of information shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Business.  Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information to the Buyer or its Representatives if such disclosure would, in the Seller’s good faith determination, (i) jeopardize any attorney-client or other legal privilege, (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof or (iii) require disclosure of any information related to any consolidated, combined or unitary Return filed by the Seller or any of its Affiliates thereof or any of their respective predecessor entities or any other financial information unrelated to the Business; provided, that with respect to any information that is subject to applicable privileges or contractual confidentiality obligations, the Seller shall have used its commercially reasonable efforts to disclose such information in a way that would not waive such privilege or breach any such obligation; provided, further, that in the event that the Seller does not provide access or information in reliance on the preceding clauses, the Seller shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate any such privilege or obligation or risk waiver of such privilege.

(b)           In order to facilitate the resolution of any claims made against or incurred by the Seller (as such claims relate to the Business), for a period of seven years after the Closing, the Buyer shall (i) retain the Business Books and Records relating to periods prior to the Closing and (ii) afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such Business Books and Records; provided, however, that the Buyer shall notify the Seller in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Seller the opportunity to copy such books and records in accordance with this Section 5.2(b).

(c)           In order to facilitate the resolution of any claims made against or incurred by the Buyer (as such claims relate to the Business), for a period of seven years after the Closing, the Seller shall (i) retain the Business Books and Records relating to periods prior to the Closing that shall not otherwise have been transferred to the Buyer at the Closing and (ii) upon reasonable notice, afford the Representatives of the Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Seller shall notify the Buyer in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Buyer the opportunity to copy such books and records in accordance with this Section 5.2(c).

Section 5.3            No Solicitation of Other Bids.

(a)           From the date of this Agreement until the earlier of (x) the Closing and (y) the termination of this Agreement pursuant to Section 8.1, the Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any Contracts (whether or not binding) regarding an Acquisition Proposal.  The Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing solicitations, discussions or negotiations with any Persons conducted heretofore with respect to, or that would lead to, an Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer (whether binding or non-binding) from any Person (other than the Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger, business combination, reorganization or otherwise, of all or a material portion of the Business or the Transferred Assets.  The Seller shall promptly inform its Representatives and Affiliates of their obligations under this Section 5.3.  If any Representatives or Affiliates of the Seller takes any action that the Seller is obligated by this Section 5.3 to cause such Representative or Affiliate not to take, the Seller shall be deemed to have breached this Section 5.3.

(b)           The Seller agrees that the rights and remedies for noncompliance with this Section 5.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to the Buyer.

Section 5.4            Notification of Certain Matters.  Until the Closing, each party hereto shall promptly notify the other party in writing of:

(a)           any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VI of this Agreement becoming incapable of being satisfied;

(b)           any notice or written communication received by such party or its Affiliates (i) from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, or (ii) from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements; or

(c)           the commencement, to the Knowledge of such party, of any Actions that would reasonably be expected to impair, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.5            Certain Arrangements; Existing Collaboration Agreement.

(a)           Except as set forth in Schedule 5.5(a) and except for this Agreement and the Ancillary Agreements, and the agreements specifically referred to therein as remaining outstanding after the Closing, all agreements and Contracts between the Buyer and any of its Affiliates, on the one hand, and the Seller and its Affiliates, on the other hand, shall be terminated effective as of the Closing, without any consideration or further liability to any party and without the need for any further documentation.

(b)           Effective as of the Closing, except as set forth in this Section 5.5(b), the Seller and the Buyer hereby agree to terminate, and shall cause their Affiliates to execute or acknowledge any required documentation to effectuate the termination of, all rights and obligations of each party under the Existing Collaboration Agreement without any requirement for further notices or consents, or Liability on the part of any party thereto.  On the Closing Date, the Buyer shall pay any and all amounts (including any outstanding accounts receivable) due to the Seller or any of its Affiliates under the Existing Collaboration Agreement as of the Closing Date under Section 6.1 thereof or otherwise.  Until the termination of all obligations under the Existing Collaboration Agreement, the Seller and the Buyer shall cause their respective Affiliates to comply with their obligations thereunder in good faith in accordance with past practice.  Each of the Seller and the Buyer agree and will cause their Affiliates, prior to the Closing, to continue to operate in the ordinary course under the Existing Collaboration Agreement, including with respect to quantities of blood screening products purchased and delivered in accordance with previously delivered forecasts, and related payments for such products, in each case consistent with past practice.

Section 5.6            Confidentiality.

(a)           Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other parties in connection with the transactions contemplated by this Agreement or by the Ancillary Agreements pursuant to the terms of the confidential disclosure agreement, dated October 17, 2016, between the Buyer and the Seller (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date; provided, however, that after the Closing Date, the Confidentiality Agreement shall terminate.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)           From and after the Closing for a period of three years, the Seller shall, and shall cause its Affiliates and its and their respective Representatives to, hold in confidence any and all confidential and proprietary information, whether written or oral, concerning the Business, except to the extent that the Seller can show that such information (i) is generally available to the public through no breach of this Agreement by the Seller; or (ii) is lawfully acquired by the Seller, any of its Affiliates or its or their respective Representatives from and after the Closing from sources that are not known by the Seller to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If the Seller or any of its Affiliates or its or their respective Representatives is compelled to disclose any information by judicial or administrative process or by other requirements of Law or it becomes necessary for the Seller or any of its Affiliates to disclose such information in connection with any legal or administrative proceeding, the Seller shall use commercially reasonable efforts to promptly notify the Buyer in writing and shall disclose only that portion of such information as is necessary, provided that Seller shall reasonably cooperate with the Buyer, at the Buyer’s expense, if the Buyer seeks to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.7            Non-Solicitation; Non-Competition.

(a)           During the Restricted Period, the Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by the Buyer or its Affiliates pursuant to Section 5.11 or any employee of the Buyer or its Affiliates whose total annual compensation is in excess of $100,000, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation that is not directed specifically to any such employee; provided that nothing in this Section 5.7(a) shall prevent the Seller or any of its Affiliates from (i) hiring or soliciting any employee whose employment with the Buyer or any of its Affiliates was terminated by the Buyer or its Affiliates or (ii) hiring or soliciting any employee whose employment with the Buyer or any of its Affiliates has been terminated by the employee, after 180 days from the date of termination of such employment.

(b)           During the Restricted Period, the Buyer shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Seller or its Affiliates whose total annual compensation is in excess of $100,000, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation that is not directed specifically to any such employee; provided that nothing in this Section 5.7(b) shall prevent the Buyer or any of its Affiliates from (i) hiring or soliciting any employee whose employment with the Seller or any of its Affiliates was terminated by the Seller or its Affiliates or (ii) hiring or soliciting any employee whose employment with the Seller or any of its Affiliates has been terminated by the employee, after 180 days from the date of termination of such employment.

(c)           During the Subject Period, the Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, engage in or do any of the following in the Territory:  (i) manage, control, render services to or have any direct or indirect ownership interest in, any business or Person (except the Buyer or its Affiliates) in connection with the design, development, manufacture, license, distribution, marketing or sale of any product relating to the Licensed Donor Screening Field; or (ii) design, develop, manufacture, license, distribute, market, or sell any product relating to the Licensed Donor Screening Field; provided, however, that this Section 5.7(c) shall not prevent the Seller or its Affiliates from (A) engaging in the Retained Business (including the Licensed Transplantation Field), or (B) holding or making investments not in excess of 5% of the outstanding securities of any publicly-traded entity.

(d)           During the Subject Period, the Buyer shall not, and shall not permit any of its Affiliates to, directly or indirectly, engage in or do any of the following in the Territory:  (i) manage, control, render services to or have any direct or indirect ownership interest in, any business or Person (except the Seller or its Affiliates) in connection with the design, development, manufacture, license, distribution, marketing or sale in the Molecular Detection Field; or (ii) design, develop, manufacture, license, distribute, market, or sell any product using the Licensed Intellectual Property in the Molecular Detection Field; provided, however, that this Section 5.7(d) shall not prevent the Buyer or its Affiliates from (A) engaging in the Licensed Transplantation Field, or (B) holding or making investments not in excess of 5% of the outstanding securities of any publicly-traded entity, or taking any actions with respect to products in the Molecular Detection Field that do not use the Licensed Intellectual Property.

(e)           Each party acknowledges that a breach or threatened breach of this Section 5.7 would give rise to irreparable harm to the other party or its Affiliates, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any of its obligations, the other party or its Affiliates may, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(f)            Each party acknowledges that the restrictions contained in this Section 5.7 are reasonable and necessary to protect the legitimate interests of the other party and its Affiliates and constitute a material inducement to the other party to enter into this Agreement and the Ancillary Agreements and consummate the transactions contemplated by this Agreement and the Ancillary Agreements.  In the event that any covenant contained in this Section 5.7 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.  The covenants contained in this Section 5.7 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.8            Consents and Filings; Further Assurances.

(a)           Each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) promptly (and in no event later than five Business Days after the date hereof) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law.  The Buyer shall pay all filing fees and other charges for the filing under the HSR Act for both parties.

(b)           Each of the parties shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority.  Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.  Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act.  Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(c)           Certain consents and waivers with respect to the transactions contemplated by this Agreement identified in Schedule 3.3(a) or non-Material Contracts may be required from parties to contracts to which the Seller is a party and have not been and may not be obtained.  Neither the Seller nor any of its Affiliates shall have any liability to the Buyer arising out of or relating to the failure to obtain such consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any such contract as a result thereof, and no such failure or termination shall result in the failure of any condition set forth in Article VI.

Section 5.9            Public Announcements.  On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither party shall issue any press release or make any public statement prior to obtaining the other party’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law, any listing agreement of any party hereto or to the extent reasonably necessary for either party to enforce its rights under this Agreement or any Ancillary Agreement.

Section 5.10          Use of Names.

(a)           Except as otherwise expressly provided herein and in the Ancillary Agreements, the Seller is not conveying ownership rights or granting the Buyer or any Affiliate of the Buyer a license to use any of the Marks of the Seller or any of its Affiliates (including the name “Hologic” or any trade name, trademark, service mark, logo or domain name incorporating the name “Hologic”) and, after the Closing, the Buyer shall not knowingly use, or permit any Affiliate of the Buyer to use, in any manner the Marks of the Seller or any Affiliate of the Seller or any word that is confusingly similar in sound or appearance to such Marks except as expressly set forth in Section 5.10(b).

(b)           For a period of 180 days following the Closing Date, the Buyer and its Affiliates may use, solely in connection with the operation of the Business as operated immediately prior to the Closing, the Business’s existing marketing, promotional and sales materials, stationary, letterhead, business cards, signs, billboards, advertisements, vehicle and equipment markings, invoices, purchase orders, forms, remaining inventory and other media, including respective online material and substantially similar reproductions thereof made in the ordinary course of business, in each case containing the name “Hologic” or any Mark incorporating the name “Hologic,” after which period the Buyer shall cause the Business to remove or obliterate all such Marks from such materials or cease using such materials.

(c)           The Buyer shall ensure that all use of the Marks by the Buyer and the Business as provided in this Section 5.10 shall be only with respect to products and services of a level of quality equal to or greater than the quality of products and services with respect to which the Business used such Marks prior to the Closing.  Any and all goodwill generated by the use of such Marks under this Section 5.10 shall inure solely to the benefit of the Seller.  In any event, the Buyer shall not, and shall cause the Business not to, use such Marks in any manner that might damage or tarnish the reputation of the Seller or the goodwill associated with such Marks.

Section 5.11          Employee Matters.

(a)           No later than ten Business Days prior to the Closing Date, the Seller shall provide or cause to be provided to the Buyer an updated Schedule 1.1(a) (list of Business Employees) (provided that any additions or deletions thereto shall be mutually agreed upon by the Buyer and the Seller).  As of the Closing Date, the Buyer shall, or shall cause its Affiliates to, make offers of employment to each Business Employee who is actively employed on the Closing Date and, for Business Employees on an approved leave of absence who are expected to return to active employment within six months, the Buyer shall or shall cause its Affiliates to, make offers of employment to each Business Employee effective as of his or her return to active employment, provided that such Business Employee returns to active employment with the Buyer or its Affiliates within six months of the Closing Date.  All Business Employees to whom the Buyer (or an Affiliate of the Buyer) offers employment and who accept such offers of employment and become employed by the Buyer (or an Affiliate of the Buyer), are herein referred to herein as the “Transferred Employees” and each Transferred Employee shall cease to be an employee of the Seller or its Affiliate, as applicable, as of the Closing Date (or, with respect to any Transferred Employee who is not actively at work on the Closing Date, upon such individual’s return to active employment with the Buyer or its Affiliates).

(b)           The Buyer shall provide, or cause to be provided, to each Transferred Employee, for a period of 12 months following the Closing: (i) a base salary and annual cash incentive opportunities that each are substantially comparable to those being provided to such Transferred Employee by the Seller immediately prior to the Closing and (ii) employee benefits that are substantially comparable in the aggregate to those provided by the Seller immediately prior to the Closing, provided that for purposes of the covenants of this Section 5.11(b), defined benefit pension plans, retiree welfare benefits, long term incentive compensation and equity compensation shall be disregarded.  For a period of 12 months following the Closing Date, the Buyer and its Affiliates shall provide to any Transferred Employee who is not party to an employment agreement, who is terminated by the Buyer and its Affiliates without “cause” (within the meaning of the severance arrangements of the Buyer as in effect from time to time) and who timely executes and delivers (without revocation) a release of claims against the Buyer and its Affiliates (to the extent required by the Buyer) severance benefits in amounts and on terms and conditions substantially comparable to the severance benefits that would have been provided by the Seller and its Affiliates to such Transferred Employee immediately prior to the Closing Date.

(c)           The Seller shall reasonably cooperate with the Buyer to provide information about the Employee Plans necessary to assist the Buyer in complying with this Section 5.11.  Following the date hereof, the Seller shall also provide the Buyer with any additional compensation-related information concerning Business Employees (and the compensation and benefits payable thereto), including, without limitation, annual incentive and long term incentives previously earned, to the extent (i) such information is reasonably requested by the Buyer and relevant to any determination to be made by the Buyer with respect to the compensation of any Business Employees under this Agreement and (ii) such information is provided in accordance with any material consent and local Law requirements applicable thereto, and the Seller shall use its reasonable best efforts to obtain any such consents.

(d)           With respect to any welfare plan maintained by the Buyer or its Affiliates in which Transferred Employees are eligible to participate after the Closing Date, the Buyer shall, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees and their respective covered dependents under such plan to the extent that such conditions, exclusions or waiting periods were satisfied or did not apply under the Employee Plans in which such Transferred Employees were participating immediately prior to the Closing and (ii) provide each Transferred Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements to the extent applicable under any such plan in the year in which the Closing occurs, to the extent credited under the Employee Plans in which such Transferred Employee participated immediately prior to the Closing.

(e)           The Buyer shall provide each Transferred Employee with credit for all service with the Seller, or any former entity for which the Seller has previously credited each Transferred Employee, under each employee benefit plan, policy, program or arrangement of the Buyer and its Affiliates in which such Transferred Employee is eligible to participate, for purposes of eligibility and vesting and, solely for purposes of vacation and severance entitlements, accrual of benefits, solely to the extent such past service was recognized for such Transferred Employees under the comparable Employee Plans in which the Transferred Employee participated immediately prior to the Closing and to the same extent past service is credited under such plans or arrangements for similarly situated employees of the Buyer and its Affiliates.  Notwithstanding the foregoing, nothing in this Section 5.11(e) shall be construed to require crediting of service for purposes of the calculation of benefits or that would result in (i) duplication of benefits, (ii) service credit for any purposes under any plans for which participation, service and/or benefit accrual is frozen or any defined benefit pension plan or any post-employment health or post-employment welfare plan, or (iii) service credit under a newly established plan for which prior service is not taken into account for employees of the Buyer and its Affiliates generally.

(f)            Effective as of the Closing, the Transferred Employees and their eligible dependents shall be treated as having terminated employment under the terms of the Employee Plans, subject to the terms and conditions of the Transition Services Agreement.  On or as soon as practicable following the Closing Date, the Seller shall pay (to the extent not previously paid) to the Transferred Employees who are eligible to receive annual incentive compensation payments from the Seller or its Affiliates pursuant to the Seller’s annual bonus programs: (i) the annual bonuses earned by such Transferred Employees for fiscal year 2016 under such plans, to the extent unpaid; and (ii) a pro rata portion, at target level, of annual bonuses accrued in respect of fiscal year 2017 through the Closing Date.

(g)           On or prior to the Closing Date, the Seller shall take all necessary action to cause the account balances and/or accrued benefits to the Transferred Employees under the Seller’s 401(k) plans and the Seller’s non-qualified defined contribution savings plans maintained for the benefit of any of the Transferred Employees to be fully vested and non-forfeitable as of the Closing Date, and the Seller and its Affiliates shall contribute to such 401(k) plans and defined contribution savings plan(s) the matching contributions relating to periods prior to the Closing Date based on the amount of percentage that the Seller is required to contribute to such plan on behalf of the Transferred Employees through the Closing Date as if such employees had satisfied all prerequisites for receiving such contributions as of the Closing Date.  To the extent permitted under Section 401(k) of the Code and regulations issued thereunder, Transferred Employees who participate in the Seller’s 401(k) plans shall be eligible to receive, at their election, a distribution of their account balance from the Seller’s 401(k) plan after the Closing Date.  The Buyer shall use commercially reasonable efforts to cause a 401(k) plan of the Buyer or one of its Affiliates to accept eligible rollovers of such distributions.  Rollovers relating to any Transferred Employee may include participant loans, provided that it is permitted by the applicable 401(k) plan accepting such rollover (it being expressly understood that the Buyer is not obligated to establish or amend any 401(k) plan to accept such rollovers).

(h)           The Seller shall be responsible for (i) the payment of any earned but unpaid salaries, bonus, incentive pay, vacation pay, sick pay, holiday pay, other paid time off, severance pay and other like obligations and payments to the Business Employees, for all periods of employment by the Seller that are due on or prior to the Closing Date, to the same extent such amounts are paid to terminating employees generally, (ii) the payment of any amounts due to the Transferred Employees pursuant to the Employee Plans or other employee benefit plans of the Seller or its Affiliates as a result of its employment of the Business Employees through and including the Closing Date and (iii) the payment of salaries and provision of benefits to the extent provided under the Transition Services Agreement.

(i)            Effective as of immediately prior to the Closing Date, the Seller shall, and hereby does, release all Transferred Employees from any confidentiality obligations to the extent (and only to the extent) necessary for such Transferred Employees to provide services to the Buyer in respect of the Business, and the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, enforce any non-competition, non-solicitation, no-hire or similar covenant with respect to any Transferred Employee or take any other action that would reasonably restrict or limit any Transferred Employee from providing employment or other services to the Buyer and its Affiliates.

(j)            The Seller shall be responsible for complying with the requirements of COBRA for its employees (including the Transferred Employees) and their “qualified beneficiaries” whose “qualifying event” (as such terms are defined in Section 4980B of the Code) occurs on or prior to the Closing Date and, if applicable, upon any loss of coverage provided pursuant to the Transition Services Agreement.  The Buyer shall have no liability under COBRA relating to any Business Employees for events occurring on or prior to the Closing Date and, if applicable, upon any loss of coverage provided pursuant to the Transition Services Agreement.

(k)                                 The Seller agrees to provide, and shall cause its Affiliates to provide, any required notice under and to otherwise comply with, and to retain all Liabilities relating to, the WARN Act with respect to any event affecting the employees of the Business prior to the Closing Date.  The Buyer agrees to provide any required notice under and to otherwise comply with, and to assume all Liabilities relating to, such Laws with respect to any event affecting Transferred Employees on or after the Closing Date.  On or as soon as practicable following the Closing Date, the Seller shall deliver to the Buyer a true, complete and correct list of all persons who suffered an “employment loss” (as defined in the WARN Act) during the 90-day period prior to the Closing Date.  In no event shall the Buyer or any of its Affiliates involuntarily terminate the employment of any Transferred Employee within the 90-day period following the Closing Date that would result in material WARN Act liabilities for the Seller or its Affiliates.  In no event shall the Seller or any of its Affiliates involuntarily terminate the employment of any employee of the Seller of any of its Affiliates within the 90-day period following the Closing Date that would result in material WARN Act liabilities for the Buyer or its Affiliates.

(l)                                     Nothing contained in this Agreement shall (i) restrict the ability of the Buyer to terminate the employment of any Transferred Employee for any reason at any time after the effective date of his or her employment with the Buyer, (ii) be treated as an amendment of any Employee Plan or any employee benefit plan of the Buyer or any of its Affiliates, (iii) give any third party any right to enforce the provisions of this Section 5.11, (iv) obligate the Buyer or any of its Affiliates to adopt or maintain any particular benefit plan, program, policy or practice on or following the Closing Date, or (v) confer upon any current or former employee of the Business, or upon any representative of such person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.12                             Regulatory Transfers.

(a)                                 The Buyer shall file, at its own expense, as soon as possible after the Closing, requests for the re-issuance or transfer of the Transferred Product Registrations to show the Buyer or its Affiliates as the holder of the Transferred Product Registrations.  The Buyer shall be solely responsible for the prosecution of such filings and for securing any such further approvals from any relevant Governmental Authority as may be required for the transactions contemplated by this Agreement or the operation of the Business following the Closing.  The Buyer shall take all necessary steps to obtain the re-issuance or transfer of the Transferred Product Registrations described in this Section 5.12 as promptly and diligently as possible.  The Buyer shall notify the Seller of the decision of any relevant Governmental Authority with respect to such re-issuance or transfer within three Business Days after such decision.  The Seller shall provide all reasonable assistance with the re-issuance or transfer of the Transferred Product Registrations as may be necessary or appropriate for the Buyer to effect such re-issuance or transfer in accordance with this Section 5.12.

(b)                                 The Buyer is hereby granted permission to conduct the Business for its own account during the period from the Closing Date until the date on which all Transferred

Product Registrations have been transferred to or obtained by the Buyer or its Affiliates under the Transferred Product Registrations held by the Seller or its Affiliates as of the Closing Date.

Section 5.13                             Tax Matters; Real Property Expenses.

(a)                                 The Seller and the Buyer shall each be responsible for, and shall each indemnify the other for, one-half of any and all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, mortgage, recordation or similar Taxes and all recording or filing fees, notarial fees and other similar costs (including all interest, penalties and additions imposed with respect to such amounts) incurred by the Seller or the Buyer as a result of the transactions contemplated by this Agreement.  The party that has the primary obligation to do so under applicable Law shall file any Returns due with respect to Taxes described in this Section 5.13(a) and shall prepare and timely file, or cause to be prepared and timely filed, any such Returns.  Within 10 days of the due date (including any applicable extensions) of any such Return filed by a party, the non-filing party shall provide any amounts that are the obligation of such non-filing party to the filing party.

(b)                                 All real property Taxes, personal property Taxes, or ad valorem obligations and similar recurring Taxes and fees (other than any income Taxes, any Taxes based on income or receipts, or any Taxes described in Section 5.13(a)) on or with respect to the Business and the Transferred Assets shall be allocated to the Seller, on the one hand, for any Pre-Closing Tax Period, and to the Buyer, on the other hand for any Post-Closing Tax Period.  Any such Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that is in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period.  Any such Taxes for the Post-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that is in the Post-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period.

(c)                                  To the extent relevant to the determination of Transferred Assets, Excluded Assets, Assumed Liabilities or Excluded Liabilities, all other Taxes shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period as if such taxable period ends as of the close of business on the Closing Date.

(d)                                 The party that has the primary obligation to do so under applicable Law shall file any Return that is required to be filed in respect of Taxes described in this Section 5.13(d), and that filing party shall pay the Taxes shown on such Return.  Such party shall provide the other party with copies of all Returns relating to any Straddle Period as soon as practicable after the preparation, but prior to the filing, thereof, for the other party’s review.  If the Buyer or the Seller remits (or has previously remitted) to the appropriate Governmental Authority payment for Taxes which are subject to proration under this Section 5.13(b) and such payment includes (or included) some or all of the other party’s prorated share of such Taxes, such other party shall be liable for the prompt reimbursement of the paying party for such other party’s share of such Taxes.

(e)                                  Subject to Section 5.2, the Seller and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing their respective Returns and in connection with any audit with respect to any Taxes, including maintaining and making available to each other all records necessary in connection with Taxes; provided, however, that such access and assistance do not unreasonably disrupt the normal operations of the Buyer or the Seller; and provided, further, that in no event will the Buyer or the Seller be required to disclose any Returns that are Returns of an Affiliated Group of which the Buyer or the Seller or any of their respective Affiliates, as applicable, is or was a member or any Buyer Returns for a Post-Closing Tax Period.  Any documents requested by the Buyer or the Seller shall be limited to those documents that reasonably relate to the Returns (including any workpapers connected thereto), disputes and other matters relating to Taxes in respect of the Business and the Transferred Assets.  Nothing in this Section 5.13 shall be interpreted as requiring either party to disclose to the other party confidential information that does not relate to the Returns (including any workpapers connected thereto), disputes and other matters relating to Taxes in respect of the Business and the Transferred Assets, and either party may make appropriate redactions to documents provided to protect such confidential information.

(f)                                   The Buyer shall reimburse the Seller for the post-Closing portion of any prepaid expenses associated with the Transferred Real Property, including a prorated portion of the cost of any utilities (i.e., sewage, water, etc.).

Section 5.14                             Insurance; Risk of Loss.

(a)                                 From and after the Closing Date, the Business shall cease to be insured by the Seller’s or any of its Affiliates’ insurance policies or by any of their self-insurance programs.  For the avoidance of doubt, the Seller shall retain all rights to control its insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and self-insurance programs and the Seller shall retain any premiums or other retentions paid by the Business prior to the Closing Date in respect of any insurance coverage.

(b)                                 In the event the Buyer provides written notice to the Seller of a claim asserted in connection with the Business after the Closing arising out of an occurrence taking place prior to the Closing (“Post-Closing Claims”), the Seller shall use commercially reasonable efforts to obtain recoveries under any applicable occurrence-based insurance policies maintained by the Seller that covered the Business to the extent such insurance coverage exists and provides coverage and shall pay to the Buyer any net proceeds recovered thereunder; provided, that the Buyer shall (i) be responsible for the satisfaction or payment of any and any associated self-retentions, deductibles, costs and expenses with respect to any Post-Closing Claim and shall reimburse the Seller for its reasonable out-of-pocket costs and expenses incurred in connection with collecting insurance proceeds in respect of such claims and (ii) the Buyer shall reasonably cooperate with the Seller with respect to the tendering of any such claims including providing notices, information and backup materials as may be necessary in connection therewith.

(c)                                  The Seller agrees that with respect to any act, omission, event or occurrence that results in a material Loss relating to any Transferred Asset that first occurs, and that the Seller first becomes aware of, during the period beginning on the date hereof and ending as of the Closing that is covered by insurance policies under which the applicable Transferred Asset is insured prior to the Closing, (i) the Seller shall use commercially reasonable efforts to promptly notify the Buyer of the occurrence of such event, and (ii) the Seller shall promptly make claims under such policies in respect of such act, omission, event, occurrence or Loss, subject to the terms and conditions of such policies, and, to the extent any insurance proceeds are received by the Seller in respect of such claims, then the Seller shall (but conditioned upon the occurrence of the Closing), promptly after the Seller’s receipt thereof, remit to the Buyer the amount of such proceeds (net of any deductibles or expenses), less any amounts thereof actually paid to third parties who perform repairs or other similar work in connection with restoring the applicable Transferred Asset to its prior condition.  For the avoidance of doubt, to the extent the Seller pays any insurance proceeds to the Buyer or uses such insurance proceeds for repair or restoration of any Transferred Asset that suffers a casualty loss, the Buyer shall be deemed to have waived any other rights or remedies with respect to such matter, including any rights to indemnification or the ability to assert the failure of a closing condition in respect thereof.

Section 5.15                             Further Assurances; Wrong Pockets.

(a)                                 The Seller and the Buyer shall, and shall cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as may be reasonably necessary to effect, consummate, confirm or evidence the sale and transfer to the Buyer of the Transferred Assets, the assumption of the Assumed Liabilities, and the consummation of the other transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Without limiting the generality of the foregoing, if at any time following the Closing it becomes apparent that any asset (including any Contract) that should have been transferred to the Buyer, either directly or indirectly pursuant to this Agreement was not so transferred, or any asset (including any Contract), including those related to the Retained Business, was inadvertently transferred to the Buyer, the Seller shall, and shall cause its applicable Affiliates to, or the Buyer shall, and shall cause its applicable Affiliates to, as applicable, in each case as promptly as practicable: (i) transfer all rights, title and interest in such asset to the Buyer or as the Buyer may direct, or to the Seller or as the Seller may direct, as applicable, in each case for no additional consideration; and (ii) hold its right, title and interest in and to such asset in trust for the applicable transferee until such time as such transfer is completed.

(c)                                  From and after the Closing, if the Seller or any of its Affiliates receives or collects any funds relating to any Transferred Asset (other than any accounts receivable which constitute Excluded Assets), the Seller or its Affiliate shall remit such funds to the Buyer within five Business Days after its receipt thereof.  From and after the Closing, if the Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, the Buyer or its Affiliate shall remit any such funds to the Seller within five Business Days after its receipt thereof.

Section 5.16                             Grifols Guarantee.

(a)                                 In consideration of the Seller’s execution and delivery of this Agreement, Grifols hereby unconditionally and irrevocably guarantees to the Seller (A) the due and punctual payment and performance of each of the obligations owing by Buyer under this Agreement and the Ancillary Agreements if, as and when such obligations become due and (B) the due and punctual payment of all Losses incurred by the Seller resulting from the breach or default by the Buyer of any of the provisions of this Agreement or the Ancillary Agreements, including, for the avoidance of doubt, all Losses covered by the indemnity provided under Section 7.3 (collectively, the “Buyer Obligations”).

(b)                                 In connection with a termination (in whole or in part) of this Agreement pursuant to Section 8.1, Grifols’s obligations under this Section 5.16 shall terminate with respect to those Buyer Obligations that have been relieved in accordance with the applicable provisions of Section 8.2.  For the avoidance of doubt, the guaranty under this Section 5.16 and the rights of the Seller under this Section 5.16 shall continue to apply to all those Buyer Obligations surviving a termination (in whole or in part) of this Agreement pursuant to Section 8.1.

(c)                                  Grifols hereby agrees that its obligations under this Section 5.16 shall be unconditional, irrespective of (A) the absence of any action to enforce the Buyer Obligations against Buyer, (B) any amendment, waiver or consent by the Buyer or the holder of a Buyer Obligation with respect to any provision thereof, (C) the liquidation, dissolution or winding up of Buyer, or (D) any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.  Grifols hereby waives promptness, diligence, presentment, demand of payment, filings of claims with any court, any right to require a proceeding first against Buyer, protest or notice with respect to the applicable Buyer Obligation and all demands whatsoever, and covenants that Grifols’s obligations under this Section 5.16 will not be discharged except by complete performance of the applicable Buyer Obligations and the obligations under this Section 5.16 in accordance with the terms thereof and hereof, respectively.

(d)                                 Grifols shall be subrogated to all rights against the Buyer in respect of any amounts paid by Grifols pursuant to the provisions of this Section 5.16.

(e)                                  The obligations of Grifols under this Section 5.16 constitute a guarantee of payment and performance when due and not of collection.  The Buyer Obligations of Grifols under this Section 5.16 shall continue to be effective, or to be reinstated, as the case may be, in respect of any Buyer Obligations if at any time payment, or any part thereof, of said Buyer Obligations is rescinded or must otherwise be restored or returned by the Buyer, all as though such payments had not been made.

(f)                                   For the avoidance of doubt, the term “Buyer” as used in this Section 5.16 includes any successor or assign of the Buyer or any other Person that acquires Transferred Assets hereunder pursuant to the definition of “Buyer” or Section 9.12.

Section 5.17                             Cooperation with Financing.  The Seller shall, and shall cause its Affiliates to, at the Buyer’s cost, use commercially reasonable efforts to provide such cooperation (including to use commercially reasonable efforts to cause its Representatives to provide such cooperation) as may be reasonably requested by the Buyer or Buyer’s prospective financing sources in connection with the arrangement of the financing for the consummation of the transactions contemplated hereby (the “Financing”), including: (i) upon reasonable prior notice, making senior employees of the Seller available to (A) participate in, and assist the Buyer in the Buyer’s preparation of customary marketing materials (including providing customary authorization letters authorizing the distribution of information to prospective lenders and identifying any portion of such information that constitutes material, non-public information regarding the Seller or its subsidiaries or their respective securities) for meetings with prospective financing sources and (B) participate in and assist the Buyer in the Buyer’s preparation of customary materials for meetings with rating agencies; (ii) providing the Buyer with such information as is reasonably available and as the Buyer’s prospective financing sources may reasonably request of Buyer in connection with the Financing, except as required by Law or to preserve any privilege from disclosure; (iii) providing customary assistance to the Buyer in the Buyer’s preparation or filing of security and collateral documents necessary in connection with such Financing; (iv) requesting releases of Encumbrances and pay-off letters in accordance with the terms hereof; and (v) furnishing the Buyer and its financing sources promptly with all documentation and other information required by Governmental Authorities in connection with the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and in each case requested by Buyer in writing no later than ten calendar days prior to the Closing Date, provided, however, that with respect to clauses (i) through (v) above, the Seller will not be required to (a) obtain corporate approval for, execute or become bound by any agreement or document, (b) deliver any certificate or legal opinion (other than delivery of customary authorization letters and representations letters in connection with the Financing), (c) provide or do anything that would result in any material disruption to the operations or management of the Business, (d) incur any expense for which Seller is not reimbursed by Buyer or (e) take any action that conflicts with or results in any violation or breach of, or default under any applicable laws or contracts binding on the Seller or the Business.

Section 5.18                             Post-Closing Financing Cooperation.  After the Closing, the Seller shall use commercially reasonable efforts to, and shall cause its Affiliates to use commercially reasonable efforts to, cooperate with the Buyer and its Affiliates and each of their respective Representatives in a timely manner as reasonably requested by the Buyer in connection with (a) the Buyer or its Affiliates’ preparation of historical financial statements and pro forma financial information with respect to the Business pursuant to Regulation S-X under the Securities Act, the Spanish Securities Market Act (Ley 24/1998, de 28 de Julio, del Mercado de Valores) and (b) the timely filing by the Buyer or its Affiliates of any other financial statements and pro forma financial information with the SEC under the Securities Act or the Exchange Act or with Spanish CNMV under the Spanish Securities Market Act (Ley 24/1998, de 28 de Julio, del Mercado de Valores) and for any securities offerings by the Buyer or its Affiliates for which such financial information is reasonably necessary or advisable, in each case including (i) permitting the Buyer and its Affiliates to use any audited or unaudited financial statements of the Business as are in existence, (ii) permitting the Buyer, its Affiliates, and their Representatives, to have reasonable access to the support documentation prepared by the Seller, its Affiliates, and their Representatives in relation to the carve out of the Business and receive from the Seller, its Affiliates, and their Representatives reasonably detailed explanations regarding any assumptions underlying and any changes made to such financial information, and (iii) reasonably assisting the Buyer and its independent public accountants in the preparation of such financial statements.  The Buyer, for itself and on behalf of its Affiliates, shall indemnify Seller and its Affiliates and promptly pay all reasonable out-of-pocket expenses incurred by the Seller or its Affiliates in connection with the Seller’s or its Affiliates’ compliance with Section 5.17 and this Section 5.18, including any professional and accounting fees.  It is understood and agreed that Seller and its Affiliates’ sole obligation under Section 5.17 and this Section 5.18 is to use commercially reasonable efforts to cooperate with the Buyer and its Affiliates and each of their respective Representatives as set forth above and that the indemnification provision in Section 7.2 shall not apply to any breach or alleged breach of the covenants or agreements by Seller or its Affiliates set forth in this Section 5.18.

Section 5.19                             Title Insurance.

(a)                                 The Seller has previously delivered to the Buyer a current preliminary title report for each parcel of the Transferred Real Property issued by the Title Company.

(b)                                 The Seller acknowledges that the Buyer may request the Title Company to provide to the Buyer, at the Buyer’s sole cost and expense, a Title Policy and such endorsements as the Buyer may request at the Closing, provided that (i) such Title Policy and endorsements shall be at no cost or additional liability to the Seller (whether potential or otherwise), (ii) the Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such Title Policy or endorsements and, if the Buyer is unable to obtain such Title Policy or endorsements, the Buyer shall nevertheless be obligated to proceed to close the transaction contemplated hereby without reduction of or set off against the Purchase Price, and (iii) the Closing shall in no event be delayed as a result of the Buyer’s request.  The Seller shall use commercially reasonable efforts to provide such documents reasonably required by the Title Company in order for Title Company to issue the Buyer such Title Policy and endorsements; provided, that such documents shall be at no cost or additional liability to the Seller (whether potential or otherwise).

Section 5.20                             Material Permits.  Within 30 days of the date hereof, the Seller shall cause to be delivered to the Buyer a list of all material Permits (including Environmental Permits and Transferred Product Registrations) required to conduct the Business as currently conducted or for the ownership and use of the Transferred Assets.

Section 5.21                             Ancillary Agreements; Transition Services Agreement.  The parties shall negotiate in good faith and finalize the schedules to the Transition Services Agreement no later than two weeks prior to the anticipated Closing Date.  At or prior to the Closing, each of the Buyer and the Seller shall execute and deliver the Ancillary Agreements to which it is a party.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1                                    General Conditions.  The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a)                                 No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(b)                                 Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.

Section 6.2                                    Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a)                                 The representations and warranties of the Buyer contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Buyer Material Adverse Effect” set forth herein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)                                 The Buyer shall have performed in all material respects its obligations and agreements and complied with its covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)                                  The Seller shall have received from the Buyer a certificate to the effect set forth in Sections 6.2(a) and 6.2(b), signed by a duly authorized officer thereof.

(d)                                 The Seller shall have received an executed counterpart of each of the Ancillary Agreements to which the Buyer or an Affiliate of the Buyer is a party, signed by each party other than the Seller or any of its Affiliates.

Section 6.3                                    Conditions to Obligations of the Buyer.  The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a)                                 Other than the representations and warranties of the Seller contained in Section 3.2, Section 3.4, the last sentence of Section 3.6, the last sentence of Section 3.14(d) and Section 3.20, the representations and warranties of the Seller contained in Article III shall be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”), or “Material Adverse Effect” set forth herein) as of the date hereof and as of the Closing Date with the same effect as though made at and as of such dates, (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The representation and warranty of the Seller contained in the last sentence of Section 3.14(d) shall be true and correct in all material respects as of the date hereof and as of the Closing Date.  The representations and warranties of the Seller contained in Section 3.2, Section 3.4, the last sentence of Section 3.6 and Section 3.20 shall be true and correct in all respects (except for any failure to be so true and correct that is de minimis in nature) as of the date of this Agreement and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date).

(b)                                 The Seller shall have performed in all material respects its obligations and agreements and complied with its covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)                                  The Buyer shall have received from the Seller a certificate to the effect set forth in Sections 6.3(a) and 6.3(b), signed by a duly authorized officer thereof.

(d)                                 The Key Agreement Amendment shall be in full force and effect at and as of the Closing.

(e)                                  The Buyer shall have received an executed counterpart of each of the Ancillary Agreements to which the Seller or an Affiliate of the Seller is a party, signed by each party other than the Buyer or any of the Buyer’s Affiliates.

(f)                                   The Buyer shall have received from the Seller a certificate pursuant to Section 1445(b)(2) of the United States Internal Revenue Code of 1986 providing that the Seller is not a foreign person, in form and substance reasonably satisfactory to the Buyer.

ARTICLE VII
INDEMNIFICATION

Section 7.1                                    Survival of Representations, Warranties and Covenants.  The representations and warranties of the Seller and the Buyer contained in this Agreement shall survive the Closing for a period of 18 months after the Closing Date; provided that (a) the representations and warranties set forth in Sections 3.2 and 4.2 (relating to authority), Section 3.4 (relating to title to assets), Section 3.16 (relating to taxes), and Sections 3.20 and 4.5 (relating to broker’s fees and finder’s fees) (collectively, the “Fundamental Representations”) shall survive the Closing for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof), plus 60 days and (b) the representations and warranties set forth in Section 3.15 (relating to intellectual property) shall survive the Closing for a period of three years after the Closing Date.  The covenants and agreements of the Seller and the Buyer contained in this Agreement shall not survive the Closing Date, except for those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall remain in full force and effect in accordance with their terms.  The survival periods set forth herein are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations.

Section 7.2                                    Indemnification by the Seller.  The Seller shall save, defend, indemnify and hold harmless the Buyer and its Affiliates and its and their respective Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, damages, Liabilities, Taxes, deficiencies, claims, interest, awards, judgments, penalties, fines, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”) to the extent based upon, resulting from, with respect to or by reason of:

(a)                                 any breach of any representation or warranty made by the Seller contained in this Agreement;

(b)                                 any breach of any representation or warranty made by the Seller contained in the Intellectual Property License;

(c)                                  any breach of any covenant or agreement of the Seller contained in this Agreement or in the Intellectual Property License; and

(d)                                 any Excluded Liability.

Section 7.3                                    Indemnification by the Buyer.  The Buyer shall save, defend, indemnify and hold harmless the Seller and its Affiliates and its and their respective Representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent based upon, resulting from, with respect to or by reason of:

(a)                                 any breach of any representation or warranty made by the Buyer or Grifols contained in this Agreement;

(b)                                 any breach of any representation or warranty made by the Buyer contained in the Intellectual Property License;

(c)                                  any breach of any covenant or agreement of the Buyer or Grifols contained in this Agreement or in the Intellectual Property License; and

(d)                                 any Assumed Liability.

Section 7.4                                    Procedures.

(a)                                 In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and the amount or method of computation of the amount of such claim (if known).  In connection with the delivery of such notice, the Indemnified Party shall use commercially reasonable efforts to provide to the Indemnifying Party such other necessary information with respect thereto as the Indemnifying Party may reasonably request.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII, except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)                                       The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party shall not have the right to defend or direct the defense of any Third Party Claim (i) that is asserted directly by or on behalf of a Person that is a material supplier or material customer of the Indemnified Party or (ii) that seeks an injunction or other equitable relief against the Indemnified Party, in which case the Indemnified Party may defend such Third Party Claim and the Indemnified Party will consult with the Indemnifying Party regarding any such defense.  If the Indemnifying Party elects not to defend such Third Party Claim, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required; provided, however, that the Indemnifying Party shall have the right to participate in the defense of any such Third Party Claim at its own expense and the Indemnified Party will consult with the Indemnifying Party regarding any such defense.

(c)                                        If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense.  The Seller and the Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of this Section 7.4) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(d)                                 Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle, or make any admission of liability, agreement or compromise in respect of, any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.4(d).  If a firm offer is made to settle, or make any admission of liability, agreement or compromise in respect of, a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party gives written notice to the Indemnifying

Party within 10 days after its receipt of such notice that it does not consent to such settlement, admission, agreement or compromise, the Indemnified Party may continue to contest or defend such Third Party Claim at its own expense, and in such event the maximum liability of the Indemnifying Party as to such Third Party Claim and any related claims that such proposed settlement, admission, agreement or compromise would settle or otherwise preclude shall not exceed the amount of such offer.  If the Indemnified Party fails to give written notice to the Indemnifying Party that it does not consent to such settlement, admission, agreement or compromise within such 10-day period, the Indemnifying Party may settle, or make any admission of liability, agreement or compromise in respect of, the Third Party Claim upon the terms set forth in such firm offer in respect of such Third Party Claim.  If the Indemnified Party has assumed the defense pursuant to this Section 7.4, it shall not agree to any settlement, admission, agreement or compromise without the written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

(e)                                  In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve or result from a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and the amount or method of computation of the amount of such claim (if known).  In connection with the delivery of such notice, the Indemnified Party shall use commercially reasonable efforts to provide to the Indemnifying Party such other necessary information with respect thereto as the Indemnifying Party may reasonably request.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII, except to the extent that the Indemnifying Party is prejudiced by such failure.  The Indemnifying Party shall use commercially reasonable efforts to respond in writing within 30 days of receipt of such notice. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.  Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.  If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.5                                    Limits on Indemnification.

(a)                                 No claim may be asserted against any party for breach of any representation, warranty or covenant contained herein, unless written notice of such claim is received by such party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim (to the extent known) on or prior to the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 7.1, in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement:

(i)                                     the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller by the Buyer Indemnified Parties pursuant to Section 7.2(a), or from the Buyer by the Seller Indemnified Parties pursuant to Section 7.3(a), shall be $185,000,000 (the “Cap”); provided that the Cap shall not be applicable in respect of any breach of a Fundamental Representation; provided, further, that the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller by the Buyer Indemnified Parties pursuant to Section 7.2(a) in respect of any breach of the representations and warranties set forth in the last sentence of Section 3.14(d) and Section 3.15 (together with all other recoveries for breaches of representations and warranties subject to the Cap) shall be $277,500,000;

(ii)                                  the Seller shall not be liable to any Buyer Indemnified Party pursuant to Section 7.2(a), and the Buyer shall not be liable to any Seller Indemnified Party pursuant to Section 7.3(a), for any claim for indemnification (x) unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Seller or the Buyer, as applicable, equals or exceeds $18,500,000 (the “Basket Amount”), in which case the Seller or the Buyer, as applicable, shall be liable only for the Losses in excess of the Basket Amount or (y) in respect of any claim that results in Losses of less than $50,000; provided that the foregoing limitations in clauses (x) and (y) shall not be applicable in respect of any breach of a Fundamental Representation or any breach of the representations and warranties set forth in the last sentence of Section 3.14(d); and provided, further, that in no event shall there be duplication of payments with respect to items considered as part of any Inventory adjustment under Section 2.3 and amounts paid with respect to indemnification claims under this Article VII;

(iii)                               no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, exemplary, special or indirect damages, including business interruption, diminution of value, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement (except (i) to the extent actually awarded to a Governmental Authority or other third party or (ii) with respect to breaches of (x) the representations and warranties set forth in Section 3.15 (related to intellectual property) or (y) any covenant or agreement contained in the Intellectual Property License, with respect to which consequential damages that are reasonably foreseeable shall be available to a party in seeking a remedy hereunder); and

(iv)                              in no event shall the Seller be liable to any Buyer Indemnified Party pursuant to Section 7.2 or otherwise for any claim for indemnification for or other Liability in respect of Taxes attributable to the operation or conduct of the Business or the Transferred Assets for any Post-Closing Tax Period.

(c)                                        The amount of any and all Losses under this Article VII shall be determined net of (i) any Tax benefit actually realized by the applicable Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses, and (ii) any insurance proceeds payable recoveries to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification (less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks).  Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.  For this purpose, (i) the applicable Indemnified Party or its Affiliate shall be deemed to recognize all other items of loss, deduction or credit before recognizing any deduction or loss arising from the incurrence or payment of any indemnified Loss for which indemnification is provided under this Article VII, and (ii) the applicable Indemnified Party or its Affiliate shall be deemed to have “actually realized” a net Tax benefit if (A) realized in the year of the indemnified Loss, and (B) to the extent that, with respect to any taxable period of such Indemnified Party or such Affiliate ending on or before two years from the Closing Date, the amount of Taxes payable by such Indemnified Party or such Affiliate is reduced below the amount of Taxes that such Indemnified Party or such Affiliate would have been required to pay but for the incurrence or payment of such Losses for which indemnification is provided under this Article VII.

(d)                                 The Buyer and the Seller shall cooperate with each other with respect to resolving any claim, liability or Loss for which indemnification may be required hereunder.  The Buyer and the Seller shall cause the applicable Indemnified Party to use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

Section 7.6                                    No Right of Set-Off.  Each of the Buyer and the Seller, for itself and for its Affiliates, successors and assigns hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that the Buyer or the Seller (or any of their respective Affiliates, successors and assigns) has or may have with respect to the payments under the Ancillary Agreements, any other payments to be made pursuant to this Agreement or any other document or instrument delivered in connection herewith or otherwise.

Section 7.7                                    Payments.  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable by a final non-appealable order, subject to the terms of this Article VII, the Indemnifying Party shall satisfy its payment obligations under this Article VII within 10 Business Days after such agreement or final, non-appealable adjudication by wire transfer of immediately available funds.

Section 7.8                                    Materiality.  For purposes of determining the amount of Losses in respect of indemnification under this Article VII, but not for purposes of determining whether a breach of the terms of this Agreement has occurred, the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality, Material Adverse Effect or similar qualifications other than with respect to the last sentence of Section 3.6, pursuant to which such qualifications shall be included for all purposes hereunder.

Section 7.9                                    Exclusivity and Nature of Payment.  Except as specifically set forth in this Agreement or any Ancillary Agreement, effective as of the Closing, the Buyer, on behalf of itself and the other Buyer Indemnified Parties, and the Seller, on behalf of the other Seller Indemnified Parties, waive any rights and claims any Buyer Indemnified Party or Seller Indemnified Party, as applicable, may have against the Seller or the Buyer, as applicable, regardless of the Law or legal theory under which such liability or obligation may be sought to be imposed, whether at law, in equity, contract, tort or otherwise, relating to the Transferred Assets, the Business and/or the transactions contemplated by this Agreement and the Ancillary Agreements.  After the Closing, other than any claims arising from fraud in this Agreement or criminal activity on the part of a party hereto in connection with the transactions contemplated by this Agreement, this Article VII will provide the exclusive remedy against the Seller or the Buyer, as applicable, for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby.  Any indemnity or other payments made under this Agreement shall be treated as an adjustment to the Purchase Price for all Tax purposes to the extent permitted by applicable Law.

ARTICLE VIII
TERMINATION

Section 8.1                                    Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written consent of the Buyer and the Seller;

(b)                                 (i) by the Seller, if the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2, (B) cannot be or has not been cured by the earlier to occur of (i) the Termination Date and (ii) 30 days following delivery of written notice of such breach or failure to perform (provided, that such cure period shall not apply to any breach or failure to perform by the Buyer of the Buyer’s obligation to pay the Purchase Price) and (C) has not been waived by the Seller; or (ii) by the Buyer, if the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3, (B) cannot be or has not been cured by the earlier to occur of (i) the Termination Date and (ii) 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;

(c)                                  by either the Seller or the Buyer if the Closing shall not have occurred by June 30, 2017 (the “Termination Date”), unless such failure shall be due to the failure of the party so requesting termination to perform or comply with any of its covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)                                 by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 5.6.

The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other party.

Section 8.2                                    Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for the provisions of Sections 3.20 and 4.5 relating to broker’s fees and finder’s fees, Section 5.6(a) relating to confidentiality, Section 5.9 relating to public announcements, Section 9.1 relating to fees and expenses, Section 9.4 relating to notices, Section 9.7 relating to third-party beneficiaries, Section 9.8 relating to governing law,

Section 9.9 relating to submission to jurisdiction and this Section 8.2 (and any related definitions insofar as they affect such Sections) and (b) that nothing in this Section 8.2 shall relieve any party from liability for any willful breach of any provision hereof prior to the termination of this Agreement.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1                                    Fees and Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

Section 9.2                                    Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party; provided, however, that this Section 9.2 and Sections 9.7, 9.8, 9.9 and 9.16 (and any related definitions insofar as they affect such Sections) may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Financing Sources in any material respect, in each case, without the prior written consent of the Financing Sources.

Section 9.3                                    Waiver.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 9.4                                    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)		if to the Seller, to:

Hologic, Inc.
10210 Genetic Center Drive
San Diego, CA 92121
Attention: Legal Department
E-mail: dru.greenhalgh@hologic.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Attention: Barbara Becker
E-mail: bbecker@gibsondunn.com

(ii)		if to the Buyer or Grifols, to:

Grifols, S.A.
Avinguda de la Generalitat, 152-158
Parc de Negocis Can Sant Joan
Sant Cugat del Valles 08174
Barcelona, Spain
Facsimile: +34 93 571 0267 (fax)
Attention: Alfredo Arroyo
Email: Alfredo.arroyo@grifols.com

with a copy (which shall not constitute notice) to:

Osborne Clarke S.L.P.
Avenida Diagonal, 477
Planta 20
08036 Barcelona Spain
Facsimile: +34.93.410.2513
Attention: Tomás Dagá
	Email:	Tomas.Daga@osborneclarke.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Facsimile: +1 (212) 969-2900
	Attention:	Peter G. Samuels
Daniel I. Ganitsky
	Email:	PSamuels@proskauer.com
DGanitsky@proskauer.com

Section 9.5                                    Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.

Section 9.6                                    Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

Section 9.7                                    Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (i) with respect to the provisions of Article VII, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof and (ii) that the provisions of this Section 9.7 and Sections 9.2, 9.8, 9.9 and 9.16 shall be enforceable by each Financing Source.

Section 9.8                                    Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.  Notwithstanding anything herein to the contrary, the Buyer (on behalf of itself, its subsidiaries and the equityholders, directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of each of them) and each of the other parties hereto agrees that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) against a Financing Source that is in any way related to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to any Financing, shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law); provided that (1) the interpretation of the definition of Material Adverse Effect and whether or not a Material Adverse Effect has occurred, (2) the determination of the accuracy of any representations made in this Agreement and whether as a result of any inaccuracy thereof any of the Buyer or its affiliates has the right to terminate its obligations under this Agreement, or to decline to consummate the transactions contemplated hereby pursuant to this Agreement and (3) the determination of whether the transactions contemplated hereby have been consummated in accordance with the terms of this Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of the State of New York without giving effect to conflicts of laws principles that would result in the application of the laws of any other state.

Section 9.9                                    Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the federal and state courts located within the Borough of Manhattan in New York, New York, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Notwithstanding anything herein to the contrary, the Buyer (on behalf of itself, its subsidiaries and the equityholders, directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of each of them) and each of the other parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to any Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 9.10                             Disclosure Generally.  Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face.  The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement.  Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 9.11                             Personal Liability.  This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect equityholder of the Seller or the Buyer or any officer, director, employee, Representative or investor of any party.

Section 9.12                             Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that (1) the Seller shall be permitted to make any pledge or collateral assignment of this Agreement or any of its rights hereunder to any of its collateral agents, administrative agents and/or lenders; and (2) prior to the Closing Date, the Buyer may, without the prior written consent of the Seller, assign all or any portion of its rights (including the right to acquire all or part of the Transferred Assets) under this Agreement to one or more of its Affiliates (including direct or indirect subsidiaries), in which case all references herein to “Buyer” will be deemed to refer to such Affiliates (or such entity), as applicable; provided that no assignment shall relieve the Seller, the Buyer or Grifols of its obligations hereunder.  After the Closing Date, Buyer may freely assign any or all of its rights or obligations under this Agreement, in whole or in part, to any Affiliate without obtaining the consent of any Person; provided that no assignment shall relieve Buyer or Grifols of its obligations hereunder.  Subject to this Section 9.12, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.13                             Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to seek specific performance of the terms hereof, including seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the federal and state courts located within the Borough of Manhattan in New York, New York, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.14                             Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 9.15                             Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.16                             Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION INVOLVING THE FINANCING).

Section 9.17                             Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.18                             Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 9.19                             Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 9.20                             No Presumption Against Drafting Party.  Each party acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 9.21                             Legal Representation.  It is acknowledged by each of the parties that the Seller has retained Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) to act as its counsel in connection with the transactions contemplated hereby and that Gibson Dunn has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party or Person has the status of a client of Gibson Dunn for conflict of interest or any other purposes as a result thereof.  The Buyer hereby agrees on behalf of itself and its Affiliates that, in the event that a dispute arises between the Buyer or any of its Affiliates (including in respect of the Business or the Transferred Assets) and the Seller or any of its Affiliates under or in connection with this Agreement, Gibson Dunn may represent the Seller or any such Affiliate in such dispute even though the interests of the Seller or such Affiliate may be directly adverse to the Buyer or any of its Affiliates, and the Buyer hereby waives, on behalf of itself and each of its Affiliates, any conflict of interest in connection with representation by Gibson Dunn of the Seller regarding a dispute arising under or in connection with this Agreement.  The Buyer further agrees that, as to all communications, whether written or electronic, among Gibson Dunn and the

Seller, and all files, attorney notes, drafts or other documents, to the extent related to the negotiation, execution or consummation of the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Seller and may not be controlled by the Buyer and shall not pass to or be claimed by the Buyer following the Closing.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first written above by their respective officers thereunto duly authorized.

HOLOGIC, INC.

	By:	/s/ Stephen P. MacMillan
Name: Stephen P. MacMillan
Title: Chairman, President and Chief Executive Officer

GRIFOLS DIAGNOSTIC SOLUTIONS INC.

	By:	/s/ Carsten Schroeder
Name: Carsten Schroeder
Title: President

Solely for the purposes of	GRIFOLS, S.A.
Section 5.16

	By:	/s/ Ramon Grifols Roura
Name: Ramon Grifols Roura
Title: Authorized Representative

	By:	/s/ Victor Grifols Deu
Name: Victor Grifols Deu
Title: Authorized Representative

[Signature Page to Asset Purchase Agreement]